                                                                   Exhibit 10.12


                    SECOND RESTATED REVOLVING CREDIT LOAN AND
                    -----------------------------------------
                       STANDBY LETTER OF CREDIT AGREEMENT
                       ----------------------------------

                  THIS AGREEMENT is made to be effective as of December 30, 1996, by and among M/I SCHOTTENSTEIN HOMES, INC., an Ohio corporation ("BORROWER"), BANK ONE, COLUMBUS, N.A., a national banking association ("BANK One"), THE HUNTINGTON NATIONAL BANK, a national banking association ("HNB"), THE FIRST NATIONAL BANK OF CHICAGO, a national banking association ("FIRST CHICAGO"), NATIONAL CITY BANK OF COLUMBUS, a national banking association ("NCB"), THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("BOB"), THE FIFTH THIRD BANK OF COLUMBUS, an Ohio banking corporation ("FIFTH THIRD") (Bank One, HNB, First Chicago, NCB, BOB and Fifth Third is each a "BANK" and, collectively, "BANKS"), and BANK ONE, COLUMBUS, N.A., as agent for Banks ("AGENT"). For valuable consideration, the receipt of which is hereby acknowledged, Borrower, Banks and Agent, each intending to be legally bound, hereby recite and agree as follows:

                             BACKGROUND INFORMATION
                             ----------------------

                  A. Borrower, Bank One, HNB, First Chicago, NCB, BOB and Agent are parties to a certain Restated Revolving Credit Loan, Seasonal Loan and Standby Letter of Credit Agreement effective as of September 29, 1995, as amended by Amendment No. 1 thereto effective as of May 7, 1996 (collectively, the "EXISTING CREDIT AGREEMENT").

                  B. Borrower, Banks and Agent want to modify the Existing Credit Agreement by, among other things, adding Fifth Third as a Bank, eliminating the Seasonal Loans (as defined in the Existing Credit Agreement) and increasing the amount of credit available to Borrower as Revolving Credit Loans.

                                    AGREEMENT

                             SECTION 1. DEFINITIONS
                                        -----------

                  1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following respective meanings:

                      "ADJUSTMENT DATE" shall mean each date that is two Business Days after February 15, May 15, August 15 and November 15 of each year of the Commitment, subject to the provisions in the definition of "Applicable Eurodollar Margin" for a later adjustment in certain circumstances.

                      "AFFILIATE" shall mean (a) any Person (other than a Subsidiary of Borrower) which, directly or indirectly, controls, is controlled by or is under common control with Borrower or (b) any Person who is a director, officer or key employee of Borrower, any Subsidiary of Borrower or any Person described in clause (a) of this definition. For purposes of this definition, "control" of a Person means the power, direct or indirect, to vote twenty percent (20%) or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                      "AGREEMENT" shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                      "APPLICABLE EURODOLLAR MARGIN" shall mean, during the period from the date hereof until the first Adjustment Date, [2.00]% per annum. Thereafter, subject to the other terms and conditions of this Agreement (including the limitations on the availability of Eurodollar Rate Loans and including the termination of the Commitment as set forth in Section 9 hereof), the "Applicable Eurodollar Margin" will be adjusted on each Adjustment Date to the applicable rate per annum that corresponds to the ratio of EBITDA to Consolidated Interest Incurred, determined from the financial statements and compliance certificate that relate to the last month of the fiscal quarter immediately preceding such Adjustment Date, as set forth below:

                    If the ratio of EBITDA       Applicable Eurodollar
                    to Consolidated              Margin for Eurodollar
                    Interest INCURRED            Rate Loans is:
                    is:                          ------------------------
                    ---------------------




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                    If the ratio of EBITDA       Applicable Eurodollar
                    to Consolidated              Margin for Eurodollar
                    Interest INCURRED            Rate Loans is:
                    is:                          ------------------------
                    ---------------------

                    less than 1.75 to 1.0        Eurodollar Rate Loans are
                                                 not available


                    equal to or greater
                    than 1.75 to 1.0 but
                    less than 2.0 to 1.0         2.50% per annum

                    equal to or greater
                    than 2.0 to 1.0 but
                    less than 2.50 to 1.0        2.25% per annum

                    equal to or greater
                    than 2.50 to 1.0 but
                    less than 3.0 to 1.0         2.00% per annum

                    equal to or greater
                    than 3.0 to 1.0              1.75% per annum

If, however, the financial statements required to be delivered pursuant to subsection 6.1(b) and the related compliance certificate required to be delivered pursuant to subsection 6.2(a) are not delivered when due, then:

                      (a) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered but before the expiration of any applicable cure period and the Applicable Eurodollar Margin increases from that previously in effect as a result of a change in the ratio of EBITDA to Consolidated Interest Incurred as determined from such financial statements and compliance certificate, then the Applicable Eurodollar Margin during the period from the date upon which such financial statements were required to be delivered but before the expiration of any applicable cure period until the date upon which they actually are delivered shall be the Applicable Eurodollar Margin as so increased;

                      (b) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered but before the expiration of any applicable cure period and the Applicable Eurodollar Margin decreases from that previously in effect as a result of a change in the ratio of EBITDA to Consolidated Interest Incurred as determined from such




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financial statements and compliance certificate, then such decrease in the
Applicable Eurodollar Margin shall not become applicable until the date upon which the financial statements and compliance certificates are actually delivered; and

                      (c) if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, the Applicable Eurodollar Margin for the period beginning as of the date upon which such financial statements and compliance certificate were required to be delivered without regard to any applicable cure period until two Business Days following the date upon which they actually are delivered shall be, per annum, one percent (1.0%) plus the Applicable Eurodollar Margin that was in effect at the time of such expiration (it being understood that the foregoing shall not limit the rights of the Agent and the Banks set forth in Section 9).

                  "BANKS" shall mean Bank One, HNB, First Chicago, NCB, BOB and Fifth Third.

                  "BORROWING BASE" shall mean, as of any date of determination, an amount equal to the sum of:

                      (a) the amount calculated by multiplying .90 by the value of Eligible Production Inventory; plus

                      (b) the amount calculated by multiplying .85 by the aggregate value of Eligible Model Houses which are not over two (2) years old (as measured from the date of the completion of construction); plus

                      (c) the amount calculated by multiplying .75 by the aggregate value of Eligible Model Houses which are over two (2) years old (as measured from the date of the completion of construction); plus

                      (d) the amount calculated by multiplying .80 by the value of Eligible Developed Lots Sold; plus

                      (e) the amount calculated by multiplying .50 by the value of Eligible Developed Lots Unsold; plus

                      (f) the amount calculated by multiplying .25 by the value of Eligible Raw Land and Land Under Development; plus

                      (g) the amount calculated by multiplying .25 by the value of Investments in Joint Ventures;



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less the sum of (i) the aggregate amount of Customer Deposits then held by
Borrower and (ii) the aggregate outstanding amount of Liens incurred by Borrower and permitted by subsection 7.2(i) hereof.

                  "BORROWING BASE CERTIFICATE" shall have the meaning set forth in subsection 5.1(c) hereof.

                  "BORROWING DATE" shall mean any Business Day specified pursuant to (a) subsection 2.3 hereof as a date on which Banks make, at Borrower's request, a disbursement of the Revolving Credit Loans hereunder, or
(b) subsection 2.13 hereof as a date on which Agent issues, at Borrower's request, a Standby L/C hereunder.

                  "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Columbus, Ohio are authorized or required by law to close, except that when used in connection with Eurodollar Rate Loans, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and Columbus, Ohio.

                  "CASH EQUIVALENTS" shall mean (a) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and bankers' acceptances, each issued by Bank One, HNB, NBD, NCB, BOB or Fifth Third and each with a maturity of 180 days or less from the date of acquisition, and (c) commercial paper of a domestic issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. with a maturity of not more than 180 days.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

                  "COMMITMENT" shall mean the aggregate of (a) the Revolving Credit Loan Commitments and (b) the L/C Commitments as set forth on Schedule 1 hereto.

                  "COMMITMENT PERIOD" shall mean the period from and including the date hereof to September 30, 2001, or such earlier or later date as the Commitment shall terminate as provided herein.



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                  "COMMONLY CONTROLLED ENTITY" shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.


                  "CONSOLIDATED EARNINGS" at any date shall mean the amount which would be set forth opposite the caption "net income" (or any like caption) in a consolidated statement of income or operations of Borrower and its Subsidiaries at such date prepared in accordance with GAAP.



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                  "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, interest expense on Indebtedness of the Borrower and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED INTEREST INCURRED" shall mean, for any rolling 12 month period, all interest incurred during such period on outstanding Indebtedness of Borrower and its Subsidiaries irrespective of whether such interest is expensed or capitalized by Borrower or its Subsidiaries, in each case determined on a consolidated basis.

                  "CONSOLIDATED LIABILITIES" at any date shall mean the total of all amounts which would be properly classified as liabilities in a consolidated balance sheet of Borrower and its Subsidiaries at such date prepared in accordance with GAAP, including without limitation deferred income taxes and capital lease obligations, if any.

                  "CONSOLIDATED TANGIBLE NET WORTH" at any date shall be the excess, if any, of the total amount of assets over the total amount of liabilities, deferred credits and minority interests, as the same would appear in a consolidated balance sheet of Borrower and its Subsidiaries at such date prepared in accordance with GAAP, less the book value of all intangible assets, determined in accordance with GAAP.

                  "CONSOLIDATED UNSUBORDINATED LIABILITIES" at any date shall mean Consolidated Liabilities less Subordinated Indebtedness.

                  "CONSTRUCTION BONDS" shall mean bonds issued by surety bond companies for the benefit of, and as required by, municipalities or other political subdivisions to secure Borrower's performance of its obligations relating to lot improvements and subdivision development and completion.

                  "CONTINGENT OBLIGATION" shall mean as to any Person, any reimbursement obligations (including Reimbursement Obligations) of such Person in respect of drafts that may be drawn under letters of credit, any reimbursement obligations of such Person in respect of surety bonds (including reimbursement obligations in respect of Construction Bonds), and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect



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security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business, (B) Mortgage Loan Repurchase Obligations, or (C) obligations under lot purchase contracts entered into in the ordinary course of business.

                  "CONTRACTUAL OBLIGATION" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

                  "CUSTOMER DEPOSITS" shall mean cash deposits made by customers of Borrower in connection with the execution of purchase contracts, which deposits shall be shown as liabilities on Borrower's financial statements.

                  "DEFAULT" shall mean any of the events specified in Section 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "DEVELOPED LOTS" shall mean (a) all residential lots with respect to which (i) development has been completed to such an extent that permits that allow use and construction, including building, sanitary sewer and water, could be obtained for a detached or attached single family house (including a townhouse condominium building or condominium building) on each such lot, and (ii) Start of Construction has not occurred; and (b) all lots zoned for commercial use that have sewer and water available for use at such lots. The value of Developed Lots shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP; provided, however, that the total value (calculated in accordance with GAAP) of commercial lots constituting Developed Lots shall not exceed $1,000,000 at any one time.

                  "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.



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                  "EBITDA" shall mean, for any rolling 12 month period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period of (a) Consolidated Earnings, PLUS (b) charges against income for federal, state and local income taxes, PLUS (c) Consolidated Interest Expense, PLUS (d) depreciation and amortization expense, PLUS (e) extraordinary losses EXCLUSIVE of any such losses that are attributable to the write-down or other downward revaluation of assets (including the establishment of reserves), MINUS (x) interest income, MINUS (y) all extraordinary gains.

                  "ELIGIBLE DEVELOPED LOTS SOLD" shall mean all Developed Lots which Borrower has recorded as sold in accordance with its usual accounting practices to any Person other than an Affiliate or Subsidiary of Borrower. The value of Eligible Developed Lots Sold shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP, but shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Eligible Developed Lots Sold and permitted by subsection 7.1(d) hereof.

                  "ELIGIBLE DEVELOPED LOTS UNSOLD" shall mean all Developed Lots which Borrower has not recorded as sold in accordance with its usual accounting practices, or which Borrower has recorded as sold to an Affiliate or Subsidiary of Borrower. The value of Eligible Developed Lots Unsold shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP, but shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Eligible Developed Lots Unsold and permitted by subsection 7.1(d) hereof.

                  "ELIGIBLE MODEL HOUSES" shall mean (a) all completed detached or attached single family houses (including townhouse condominiums and condominiums) which are being used by Borrower as sales models, and the lots on which such houses are located and (b) detached or attached (including townhouse condominiums and condominiums) single family houses for which there has been a Start of Construction which upon completion will be used by Borrower as sales models, and the lots on which such houses are located. The value of Eligible Model Houses shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP except for the costs of any furnishings, but shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Eligible Model Houses and permitted by subsection 7.1(d) hereof; provided, however, that (a) the aggregate value of attached (including townhouse condominiums and condominiums) single family homes constituting



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Eligible Model Houses shall not exceed $3,000,000, and (b) the aggregate value of all Eligible Model Houses shall not exceed $30,000,000.

                  "ELIGIBLE MORTGAGE LOAN" shall mean at any date an original (not a rewritten or renewed) loan evidenced by a note and secured by a first mortgage on residential real property which (a) M/I Financial Corp. has made to enable a natural person or persons to purchase a home from Borrower or another Person that is substantially completed, (b) is not more than 60 days old as determined by the date of the note which evidences such loan, and (c) is subject, or M/I Financial Corp. reasonably believes is subject, to a Purchase Commitment; provided, however, that the amount of Eligible Mortgage Loans consisting of loans made by M/I Financial Corp. for the purchase of homes from any Person other than Borrower shall not, in the aggregate at any one time outstanding, exceed the amount of $5,000,000.

                  "ELIGIBLE PRODUCTION INVENTORY" shall mean all detached or attached (including townhouse condominiums and condominiums) single family houses which are completed (including Speculative Houses but excluding Eligible Model Houses and Rental Houses, if any) or for which there has been a Start of Construction (including Speculative Houses but excluding Eligible Model Houses and Rental Houses, if any), and the lots on which such houses are located. The value of Eligible Production Inventory shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP, but shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Eligible Production Inventory and permitted by subsection 7.1(d) hereof; provided that the cost of obtaining commitments for financing terms to be provided to the buyers of Eligible Production Inventory shall be excluded.

                  "ELIGIBLE RAW LAND AND LAND UNDER DEVELOPMENT" shall mean all land other than land included in the definition of Eligible Model Houses, Rental Houses (if any), Eligible Production Inventory, Eligible Developed Lots Sold, or Eligible Developed Lots Unsold. The value of Eligible Raw Land and Land Under Development shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized in accordance with GAAP, but shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Eligible Raw Land and Land Under Development and permitted by subsection 7.1(d) hereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.



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                  "EUROCURRENCY RESERVE REQUIREMENTS" shall mean, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

                  "EURODOLLAR BASE RATE" shall mean, with respect to each day during each Interest Period, the rate per annum equal to the rate at which Agent is offered Dollar deposits at or about 10:00 A.M., Columbus, Ohio time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Rate Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Rate Loan to be outstanding during such Interest Period.

                  "EURODOLLAR RATE LOANS" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                  "EURODOLLAR RATE" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              EURODOLLAR BASE RATE
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                  "EVENT OF DEFAULT" shall mean any of the events specified in
Section 9 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "FANNIE MAE" shall mean the Federal National Mortgage Association, or any successor thereto.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to




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time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in subsection 4.1 hereof affects the calculation of any financial covenant contained herein, Borrower, Banks and Agent hereby agree to amend the Agreement to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

                  "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTEED HNB JOINT VENTURES LETTERS OF CREDIT" shall mean that portion of the standby letters of credit (including joint venture letters of credit issued by HNB prior to the date of this Agreement that will remain in place after the effective date of this Agreement) issued by HNB for the account of joint ventures of which Borrower is a partner pursuant to the HNB Joint Ventures Letter of Credit Agreement that Borrower has guaranteed in accordance with the terms of the HNB Joint Ventures Letter of Credit Agreement, provided that the portion of such letters of credit that has been guaranteed by Borrower shall not exceed in the aggregate $4,000,000 at any one time outstanding.

                  "GUARANTIES" (individually, "GUARANTY") shall mean the guaranties of the Indebtedness evidenced by this Agreement and by all documents contemplated by this Agreement, including without limitation the Notes, as this Agreement and such documents may be amended or restated from time to time, which guaranties are substantially in the form of Exhibit A attached to this Agreement, executed by M/I Financial Corp. (which as of the date hereof is Borrower's only Subsidiary) in favor of the respective Banks and to which Agent shall also be a party, and any guaranties in favor of Agent and the respective Banks executed by (a) each other permitted Subsidiary, if any, of Borrower and/or (b) the M/I Ancillary Businesses that are wholly-owned by the Borrower or by any Subsidiary.

                  "HNB JOINT VENTURES LETTER OF CREDIT AGREEMENT" shall mean the Agreement to Issue Letters of Credit dated as of June 8, 1994, as amended by the First Amendment to Agreement to Issue Letters of Credit dated as of September 29, 1995, with respect to standby letters of credit issued or to be issued by HNB



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for the account of certain joint ventures of which Borrower is a partner.

                  "INDEBTEDNESS" shall mean as to any Person, at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (including without limitation any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person) other than current (due and payable within 12 months or less), unsecured obligations for operating expense items incurred in the ordinary course of business, (b) any other indebtedness evidenced by promissory notes or other debt instruments, (c) obligations under material leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases, (d) indebtedness arising under acceptance facilities, (e) indebtedness arising under unpaid reimbursement obligations (including Reimbursement Obligations) in respect of all drafts actually drawn under letters or credit (including Standby L/Cs) issued for the account of such Person, (f) indebtedness arising under unpaid reimbursement obligations in respect of all payments actually made under surety bonds (including payments actually made under Construction Bonds), and
(g) the incurrence of withdrawal liability under Title IV of ERISA by such Person or a Commonly Controlled Entity to a Multiemployer Plan.

                  "INTEREST PAYMENT DATE" shall mean, (a) with respect to any Prime Rate Loan, the last day of each March, June, September and December, commencing on the first of such days to occur after the first Borrowing Date,
(b) with respect to any Eurodollar Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) with respect to any Eurodollar Rate Loan having an Interest Period longer than three months, (x) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, and (y) the last day of such Interest Period.

                  "INTEREST PERIOD" shall mean with respect to any Eurodollar Rate Loan:

                      (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                      (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to



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the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                      (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                      (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                      (3) no Interest Period shall be for less than one month, and the Borrower shall not select an Interest Period for a Eurodollar Rate Loan as a Revolving Credit Loan if the last day of such Interest Period would be after the last day of the Commitment Period.

                  "INTEREST RATE CONTRACT" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance arrangement, or any other agreement or arrangement designed to provide protection against fluctuation in interest rates.

                  "INVESTMENTS IN JOINT VENTURES" shall mean investments (as defined in subsection 7.9 hereof) in joint ventures that are general partnerships, limited partnerships, limited liability companies, corporations or any other business association formed for the purpose of acquiring land, the majority of which land is zoned residential and is to be developed into residential lots for attached or detached single family housing (including a townhouse condominium building or condominium building), and/or performing such development. The value of Investments in Joint Ventures shall be calculated in accordance with GAAP.

                  "L/C COMMITMENT" shall mean, as to any L/C Participant, the percentage (the "L/C COMMITMENT PERCENTAGE") and amount set forth opposite its name on Schedule 1 hereto under the headings "L/C Commitment Percentage" and "L/C Commitment"; and collectively, as to all L/C Participants, the "L/C COMMITMENTS".



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                  "L/C PARTICIPANT(S)" shall mean any one or more of the Banks.







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


                  "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). A restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by Borrower and which does not secure an obligation to pay money is not a Lien.

                  "LIQUIDITY RATIO" at any date shall mean the ratio, determined on an unconsolidated basis of Borrower only, of (a) the sum of Borrower's (i) cash, (ii) trade receivables (exclusive of any receivables due from Affiliates or Subsidiaries), (iii) Eligible Production Inventory, (iv) the aggregate cost of Developed Lots, and (v) the aggregate costs of all Eligible Model Houses that are not more than two years old as measured from the date of completion of construction thereof, to (b) the sum of all of Borrower's (i) accounts payable,
(ii) accruals, (iii) Customer Deposits, and (iv) Indebtedness permitted pursuant to subsection 7.1(a) hereof. The amount of each asset included in (a) above shall be the book value of such asset (net of any applicable reserves) determined in accordance with GAAP and the value of each liability included in
(b) above shall be determined in accordance with GAAP.

                  "LOANS" shall mean the Revolving Credit Loans.

                  "M/I ANCILLARY BUSINESSES" shall mean businesses that are corporations, limited partnerships, limited liability partnerships or limited liability companies which are engaged solely in activities reasonably related to the sale of single family housing and in which the Borrower or any Subsidiary has an investment or other interest, provided that such investment or other interest shall be as (a) a shareholder if the business is a corporation, (b) a limited partner if the business is a limited partnership, (c) a limited liability partner if the business is a limited liability partnership, or (d) a limited liability member if the business is a limited liability company.

                  "M/I FINANCIAL CORP." shall mean M/I Financial Corp., an Ohio corporation, and, as of the date of this Agreement, the only Subsidiary of Borrower.

                  "M/I FINANCIAL CORP. LOAN AGREEMENT" shall mean the Revolving Credit Agreement by and among M/I Financial Corp., Borrower and Bank One, effective as of July 19, 1996, as the same may be, in Bank One's sole discretion, amended, extended, renewed or replaced from time to time.

                  "MORTGAGE LOAN REPURCHASE OBLIGATIONS" shall mean those obligations (as more particularly described in this definition) of M/I Financial Corp. under a Purchase Commitment to repurchase (a) Eligible Mortgage Loans, (b) first mortgage loans that are not Eligible Mortgage Loans solely because either
(i) the mortgagor did not purchase from Borrower the home subject to such mortgage loan, or (ii) such mortgage loan is more than 60 days old as determined by the date of the note which evidences such loan, (c) those second mortgage loans permitted by subsection 7.9(g) hereof, and (d) those first mortgage refinancing loans permitted by subsection 7.9(h) hereof; provided, the obligations to repurchase the mortgage loans described in clauses (a) through
(d) of this definition shall exist only if (A) such mortgage loans do not meet for any reason the investor guidelines regarding loan origination, loan processing or loan closing and regarding underwriting criteria for such Purchase Commitment or defects are noted in origination, processing or closing of Mortgage Loans by investor, (B) M/I Financial Corp. or its employees engage in any fraudulent conduct or misrepresentation, (C) the mortgagor fails to make timely payment of any of the first, second, third or fourth installments due under such mortgage loan, and such delinquency remains uncured for a period of more than 30 days or results in a foreclosure action, (D) the mortgagor fails to make timely payment of two or more monthly installments within six months from the date such mortgage loan is purchased by such secondary market lender, (E) the mortgagor engages in fraudulent conduct or misrepresentation or (F) with respect to mortgage loans issued pursuant to the North Carolina Housing Finance Authority bond programs, the mortgagor fails to make timely payment of the first installment due under such mortgage loans.

                  "NOTE PURCHASE AGREEMENT" shall mean the note purchase agreement dated September 30, 1996 between Borrower and The First National Bank of Boston, in its capacity as note purchaser, and any subsequent purchasers or assignees, which note purchase agreement governs the issuance by Borrower of subordinated indebtedness in the principal amount of $25,000,000.00.

                  "NOTES" shall mean the Revolving Credit Notes.

                  "OFFICE BUILDING" shall mean the office building constructed by the Office Building Limited Liability Company at 3 Easton Oval, Columbus, Ohio 43219 in which Borrower is a tenant.

                  "OFFICE BUILDING LIMITED LIABILITY COMPANY" shall mean Northeast Office Venture, Limited Liability Company, formed under Delaware law, the ownership interest of which is 33-1/3% in Borrower, 33-1/3% in Limited Oval Office I, Inc., a Delaware corporation, and 33-1/3% in The Georgetown Company, a New York general partnership, the purpose of which limited liability company is for the construction and operation of the Office Building.

                  "OFFICE BUILDING LOAN OBLIGATIONS" shall mean the joint and several obligations of Borrower, as a guarantor or as a direct borrower or direct co-borrower, on the construction loan from Bank One, Columbus, N.A. for the construction of the Office Building, provided that the principal amount of such loan and Borrower's obligations thereunder shall not at any time exceed $8,500,000, and further provided that the maturity date of such loan shall not be later than June 30, 1997.

                  "OPERATING LEASE" at any date shall mean any lease other than a lease which is required to be capitalized in accordance with GAAP, provided such lease has, as of the date of determination, a remaining term of 12 months or more, or may at the option of the lessor or lessee be extended for a term of 12 months or more.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                  "PERSON" shall mean an individual, a partnership (including without limitation a joint venture), a limited liability company (including without limitation a joint venture), a corporation (including without limitation a joint venture), a business trust, a joint stock company, a trust, an unincorporated association, a Governmental Authority or any other entity of whatever nature (including without limitation a joint venture).

                  "PLAN" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

                  "PRIME RATE" shall mean the rate of interest per annum announced by Agent from time to time as its prime rate, with any change thereto effective as of the opening of business on the day of the change; which Prime Rate is not necessarily the best interest rate offered by Agent.

                  "PRIME RATE LOANS" shall mean Loans the rate of interest applicable to which is based on the Prime Rate.

                  "PURCHASE COMMITMENT" shall mean a commitment from a secondary market lender, pursuant to an agreement with M/I Financial Corp., either with respect to a particular mortgage loan or with respect to mortgage loans meeting specified criteria, to purchase such mortgage loan or loans without recourse (except for Mortgage Loan Repurchase Obligations) for an amount not less than the difference of (a) the face amount of the note evidencing such mortgage loan(s), minus (b) the sum of (i) the points agreed upon between M/I Financial Corp. and such secondary market lender, and (ii) the amount of funds (for example, without limitation, escrow funds and origination fees), other than points, received by M/I Financial Corp. at the loan closing from the mortgagor.

                  "REIMBURSEMENT OBLIGATIONS" shall mean Borrower's obligations to reimburse (a) Agent or, (b) in the case of Standby L/Cs previously issued which will remain in place after the execution of this Agreement, Bank One or HNB, as appropriate, as a result of draws on one or more Standby L/Cs.

                  "RENTAL HOUSES" shall mean (a) all completed detached or attached (including townhouse condominiums and condominiums) single family houses which are rented to third parties or held for rental by Borrower or which were previously so held and are currently held for sale and (b) detached or attached (including townhouse condominiums and condominiums) single family houses for which there has been a Start of Construction which upon completion will be rented to third parties or will be held for rental by Borrower. The value of Rental Houses shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP.

                  "REPORTABLE EVENT" shall mean any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder.

                  "REQUIRED BANKS" shall mean, at any particular time, Banks having at least 55% of the aggregate amount of the Commitment, whether or not Borrower has drawn all or any portion of the Commitment; provided that for purposes of consent to waiver or amendment of the covenants contained in subsection 6.14 hereof, Required Banks shall mean, at any particular time, Banks having at least 67% of the aggregate amount of the Commitment, whether or not Borrower has drawn all or any portion of the Commitment.

                  "REQUIREMENT OF LAW" shall mean as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), Close Corporation Agreement (where applicable) or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, including without limitation all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "RESPONSIBLE OFFICER" shall mean as to Borrower or any of its Subsidiaries, the Chairman, President, an Executive Vice President or a Senior Vice President of such Person and, with respect to financial matters, the chief financial officer, treasurer or controller of such Person, in each case acting in his or her capacity as such.

                  "REVOLVING CREDIT LOAN COMMITMENT" shall mean, as to any Bank that has committed to make Revolving Credit Loans hereunder, the percentage (the "REVOLVING CREDIT LOAN COMMITMENT PERCENTAGE") and amount set forth opposite its name on Schedule 1 hereto under the headings "Revolving Credit Loan Commitment Percentage" and "Revolving Credit Loan Commitment" as such amount may be reduced from time to time in accordance with the provisions of subsection 2.6 hereof; and collectively, as to all Banks that have committed to make Revolving Credit Loans hereunder, the "REVOLVING CREDIT LOAN COMMITMENTS".

                  "REVOLVING CREDIT LOANS" shall mean the revolving credit loans made pursuant to this Agreement that are more particularly described in subsection 2.1 hereof.

                  "REVOLVING CREDIT NOTES" shall have the meaning set forth in subsection 2.2 hereof.

                  "S CORPORATION" shall have the meaning set forth in Section 1361(a)(1) of the Code.

                  "SHAREHOLDERS EQUITY" at any date shall mean the amount which would be set forth opposite the caption "Shareholders Equity" or "Stockholders Equity" (or any like caption) in a consolidated balance sheet of Borrower and its Subsidiaries at any such date prepared in accordance with GAAP.

                  "SINGLE EMPLOYER PLAN" shall mean any Plan which is not a Multiemployer Plan (as defined in ERISA).

                  "SPECULATIVE HOUSES" shall mean the aggregate value (which value shall be reduced by the then outstanding aggregate amount of Indebtedness secured by any Speculative Houses and permitted by subsection 7.1(d) hereof) as determined in accordance with GAAP of: (a) all uncompleted houses for which there has been a Start of Construction except (1) Eligible Model Houses, (2) Rental Houses, if any, and (3) those which are less than nine months old as measured from the date on which construction was begun and are subject to valid noncontingent, except for financing, contracts of sale (A) to Persons who are not Affiliates or Subsidiaries, and (B) that provide for closing within 30 days after completion; and (b) all completed houses except (1) Eligible Model Houses,
(2) Rental Houses, if any, and (3) those subject to valid noncontingent, except for financing, contracts of sale (A) to Persons who are not Affiliates or Subsidiaries, and (B) that provide for closing on or before the later of 60 days after the date of the contract or 30 days after completion of construction.

                  "STANDBY L/C" shall mean an irrevocable letter of credit, including any extensions or renewals, (a) issued by Agent or (b) previously issued by Bank One pursuant to the Existing Credit Agreement, or by Bank One or HNB pursuant to any predecessor to the Existing Credit Agreement, and which will remain in place as of the first Borrowing Date, in which each L/C Participant agrees to purchase a participation equal to its L/C Commitment Percentage and the issuing bank agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Subsidiary thereof in respect of obligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which Borrower or such Subsidiary is or proposes to become a party in the ordinary course of Borrower's or such Subsidiary's business. The term "Standby L/C" shall not include any letters of credit issued pursuant to the HNB Joint Ventures Letter of Credit Agreement.

                  "STANDBY L/C APPLICATION" shall have the meaning set forth in subsection 2.13 hereof.

                  "START OF CONSTRUCTION" shall mean the commencement of the digging of the foundation or footer for a detached or attached single family house (including a townhouse condominium building or condominium building).

                  "STOCKHOLDER PAYMENT" shall have the meaning set forth in subsection 7.6 hereof.

                  "SUBORDINATED INDEBTEDNESS" at any date shall mean (i) the unsecured Indebtedness of Borrower created as a result of the Note Purchase Agreement, and (ii) all other future unsecured subordinated Indebtedness of Borrower, the terms and manner (including without limitation the terms and manner with respect to subordination) of which are satisfactory to Required Banks in their sole discretion and approved in writing by Required Banks and which is subordinate to (a) Borrower's obligations to Banks and Agent under this Agreement and the Notes and (b) Borrower's obligations, if any, as a guarantor or otherwise of the obligations of M/I Financial Corp. (including without limitation the obligations with respect to the M/I Financial Corp. Loan Agreement).

                  "SUBSIDIARY" shall mean as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and with respect to Borrower shall include all Subsidiaries of Subsidiaries of Borrower.

                  "TRANCHE" shall mean the collective reference to those Eurodollar Rate Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same date (whether or not such Loans shall originally have been made on the same day).

                  "UNCOMMITTED LAND" shall mean the aggregate value as determined in accordance with GAAP of: (a) Eligible Raw Land and Land Under Development, (b) Eligible Developed Lots Unsold, (c) Borrower's pro rata share of land that constitutes part of Investments in Joint Ventures which is not subject to an agreement for sale, and (d) deposits for land purchases and purchase options.

                  "UNIFORM CUSTOMS" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500, or amendment thereof or successor thereto referenced in Agent's issued letters of credit; provided, however, as to any letter of credit issued prior to January 1, 1994, "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits, 1983 revision, ICC Publication No. 400.

                  "WASHINGTON, D.C. MARKET" shall mean the geographic area consisting of Washington, D.C., Virginia and Maryland.

         1.2      Other Definitional Provisions.
                  -----------------------------

                  (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

                  (b) As used herein, in the Notes or in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in subsection 1.1 hereof, to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (c) Any reference to "value" of property shall mean the lower of cost or market value of such property, determined in accordance with GAAP.

                  (d) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements and amendments thereof; terms otherwise defined herein have the same meanings throughout this Agreement.

                  (e) "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

              SECTION 2. AMOUNT AND TERMS OF COMMITMENT, REVOLVING
                         -----------------------------------------
                   CREDIT LOANS AND STANDBY LETTERS OF CREDIT
                   ------------------------------------------

         2.1 REVOLVING CREDIT LOAN COMMITMENTS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make revolving credit loans ("REVOLVING CREDIT LOANS") to Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed that Bank's Revolving Credit Loan Commitment Percentage of the lesser of (a) the Borrowing Base (determined as of the most recent month end or, if Borrower elects to provide an interim Borrowing Base Certificate pursuant to subsection 6.4 hereof, as of the date stated in such Borrowing Base Certificate) minus the sum of the (i) aggregate principal amount of undrawn and drawn Standby L/Cs, exclusive of the amount of Standby L/Cs issued for the purpose of satisfying bonding requirements, then outstanding, and (ii) the aggregate principal amount of undrawn and drawn Guaranteed HNB Joint Ventures Letters of Credit, exclusive of the amount of Guaranteed HNB Joint Ventures Letters of Credit issued for the purpose of satisfying bonding requirements, then outstanding, or (b) One Hundred Eighty-Six Million and 00/100 Dollars ($186,000,000.00). During the Commitment Period and as long as no Event of Default exists, Borrower may use the Revolving Credit Loan Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

         Subject to the terms and conditions of this Agreement (including the limitations on the availability of Eurodollar Rate Loans and including the termination of the Commitment as set forth in Section 9 hereof), the Revolving Credit Loans may from time to time be (i) Eurodollar Rate Loans, (ii) Prime Rate Loans, or (iii) a combination thereof, as determined by Borrower and notified to Agent in accordance with subsection 2.3 hereof, provided (a) that no Revolving Credit Loan shall be made as a Eurodollar Rate Loan if the ratio of EBITDA to Consolidated Interest Incurred as of the most recent Adjustment Date, determined from the financial statements and compliance certificate that relate to the last month of the fiscal quarter immediately preceding such Adjustment Date, is less than 1.75 to 1.0, (b) that no Revolving Credit Loan shall be made as a Eurodollar Rate Loan after the day that is one month prior to the last day of the Commitment Period, and (c) that the maximum number of Tranches that may be outstanding at any one time as Revolving Credit Loans may not exceed five in the aggregate.

         2.2 REVOLVING CREDIT NOTES. The Revolving Credit Loans made by Banks pursuant hereto shall be evidenced by promissory notes of Borrower, substantially in the form of Exhibit B attached hereto (each a "REVOLVING CREDIT NOTE" and collectively the "REVOLVING CREDIT NOTES"), payable to the order of the respective Bank and evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of the Revolving Credit Loans made by such Bank, with interest thereon as prescribed in subsection 2.5 hereof. Each Bank is hereby authorized to record electronically or otherwise the date and amount of each Revolving Credit Loan disbursement made by such Bank, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; provided, however, the failure of such Bank to make any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other amount due hereunder or under the Revolving Credit Notes in accordance with the terms hereof and thereof. Each Revolving Credit Note shall (a) be dated as of the date hereof, (b) be stated to mature on September 30, 2001, which maturity date may be extended as provided in subsection 2.7 hereof, and (c) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in subsection 2.5 hereof. Interest on each Revolving Credit Note shall be payable as specified in subsection 2.5 hereof.

         2.3 PROCEDURE FOR BORROWING. Borrower may borrow under the Revolving Credit Loan Commitments (subject to the limitations on the availability of Eurodollar Rate Loans), during the Commitment Period, provided Borrower shall give Agent telephonic or written notice (the "NOTICE OF BORROWING"), which Notice of Borrowing must be received
(a) prior to 12:00 Noon, Columbus, Ohio time, at least three Business Days prior to the requested Borrowing Date for that part of the requested borrowing that is to be Eurodollar Rate Loans, or (b) prior to 11:00 a.m., Columbus, Ohio time on or before the requested Borrowing Date for that part of the requested borrowing that is to be Prime Rate Loans which Notice of Borrowing, in the case of Prime Rate Loan(s), shall be irrevocable. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), (ii) the amount of the requested borrowing, (iii) whether the borrowing is to be of Eurodollar Rate Loans, Prime Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Rate Loans, the amount of each Prime Rate Loan, if any, and the respective amounts of each such Eurodollar Rate Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing pursuant to the Revolving Credit Loan Commitments shall be in the principal amount (a) in the case of Prime Rate Loans, of the lesser of (i) $1,000,000 or any larger amount which is an even multiple of $100,000, and (ii) the then undrawn Revolving Credit Loan Commitments, and (b) in the case of Eurodollar Rate Loans, of $10,000,000 or any larger amount which is an even multiple of $1,000,000 so long as the principal amount of the requested borrowing is less than the then undrawn Revolving Credit Loan Commitments.

         After the Borrower gives a Notice of Borrowing with respect to Eurodollar Rate Loans, Agent, by 10:00 a.m., Columbus, Ohio time, two Business Days prior to the requested Borrowing Date, shall advise the Borrower of the applicable interest rate(s) (which is the sum of the applicable Eurodollar Rate(s) and the Applicable Eurodollar Margin) for the Eurodollar Rate Loan(s) and Interest Period(s) requested in the Notice of Borrowing. Not more than two hours thereafter, the Borrower shall give Agent written irrevocable confirmation of whether or not the Borrower wants Eurodollar Rate Loan(s) on such Borrowing Date and, if so, the amount(s) and Interest Period(s) of such Eurodollar Rate Loan(s).

         If the Borrower's written confirmation is timely made, the Borrower shall be deemed to be requesting borrowing(s) of Eurodollar Rate Loan(s) in the amount(s) and for the Interest Period(s) stated in the confirmation. If the Borrower's confirmation is not timely made, the Borrower shall be deemed to have requested a borrowing entirely as a Prime Rate Loan in the aggregate amount and on the Borrowing Date specified in the Notice of Borrowing.

         By 2:00 p.m., Columbus, Ohio time, two Business Days prior to the requested Borrowing Date, Agent shall give telephonic or written notice to each Bank of such request, specifying (i) the Borrowing Date (which shall be a Business Day), (ii) the amount of the requested borrowing, (iii) whether the borrowing is to be of Eurodollar Rate Loans, Prime Rate Loans or a combination thereof, and (iv) if the borrowing is to be entirely or partly of Eurodollar Rate Loans, the amount of each Prime Rate Loan, if any, and the respective amounts of each such Eurodollar Rate Loan, the applicable Eurodollar Rate for each such Eurodollar Rate Loan and the respective lengths of the initial Interest Periods therefor. Subject to satisfaction of the terms and conditions of this Agreement, each Bank shall deposit funds with Agent for the account of Borrower by 2:00 p.m. on the Borrowing Date by wire transfer or other immediately available funds equal to its Revolving Credit Loan Commitment Percentage of the Revolving Credit Loans to be made on the Borrowing Date. The Loan(s) will then be made available to Borrower by Agent crediting the account of Borrower on the books of Agent with the aggregate amounts made available to Agent by Banks, and in like funds as received by Agent. The provisions for conversion and continuation of the Loans are set forth in subsection 3.1.

         2.4 REVOLVING CREDIT LOAN COMMITMENT FEE. Borrower agrees to pay to Agent for the pro rata benefit of Banks a commitment fee for the Commitment Period, computed at the rate of 1/4 of 1 percent (1/4%) per annum on the average daily unused amount of the aggregate Revolving Credit Loan Commitments during the Commitment Period, payable quarterly in arrears and due on the last day of each March, June, September and December and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date hereof.

         2.5      Interest; Default Interest.
                  --------------------------

                  (a) Except as provided in subsection 2.5(b) hereof, the Revolving Credit Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to (i) in the case of Prime Rate Loans, the Prime Rate in effect from time to time and (ii) in the case of Eurodollar Rate Loans, if permitted hereunder at such time, the Eurodollar Rate determined for such day plus the Applicable Eurodollar Margin in effect for such day.

                  (b) If all or a portion of the principal amount of any of the Revolving Credit Loans made hereunder (whether as Prime Rate Loans or Eurodollar Rate Loans or a combination thereof) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Revolving Credit Loan shall, without limiting any other rights of Banks, bear interest at a rate per annum which is the sum of one percent (1.0%) plus the Prime Rate in effect from time to time from the date of such non-payment until paid in full (before, as well as after, judgment); provided, however, if all or any portion of any principal on any Revolving Credit Loan made as a Eurodollar Rate Loan hereunder shall not be paid when due and the then current Interest Period for such Eurodollar Rate Loan has not yet expired, the entire principal amount of such Eurodollar Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such Eurodollar Rate Loan shall, without limiting any other rights of Banks, bear interest at a rate per annum which is the sum of one percent (1.0%) plus the applicable non-default interest rate (which is the sum of the applicable Eurodollar Rate and the Applicable Eurodollar Margin) on such Eurodollar Rate Loan then in effect from the date of such non-payment until the expiration of the then current Interest Period with respect to such Eurodollar Rate Loan (before, as well as after, judgment); thereafter, the entire principal amount of such Eurodollar Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such Eurodollar Rate Loan shall, without limiting any other rights of Banks, bear interest at a rate per annum which is the sum of one percent (1.0%) plus the Prime Rate in effect from time to time until paid in full (before, as well as after, judgment).

                  (c) Interest shall be payable in arrears and shall be due on each Interest Payment Date.

         2.6      Termination Or Reduction Of Commitment.
                  --------------------------------------

                  (a) Provided that each Bank consents in writing, Borrower shall have the right to terminate the Commitment or, from time to time (and so long as no Default or Event of Default exists), reduce the amount of the Commitment, upon not less than five Business Days' written notice to each Bank specifying (i) either a reduction or termination and (ii) in the case of a reduction, whether any prepayment, if required by this Agreement, shall be of Prime Rate Loans, Eurodollar Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal allocable to each.

                  (b) Any reduction of the Commitment shall be in the amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the amount of the Commitment then in effect. Any such reduction shall be accompanied by prepayment of the Revolving Credit Loans made hereunder to the extent, if any, that the amount of such

Revolving Credit Loans then outstanding exceeds the amount of the Revolving Credit Loan Commitments, as then reduced, together with accrued interest on the amount so prepaid to the date of such prepayment, and (ii) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5, Indemnity. Any such reduction of the L/C Commitment, if the L/C Commitment is being reduced, shall be accompanied by either (A) return to Agent of the outstanding Standby L/Cs or (B) payment by Borrower to Agent of cash to fully collateralize outstanding Standby L/Cs, to the extent, if any, that the amount of such Standby L/Cs then outstanding exceeds the L/C Commitment portion of the Commitment as then reduced.

                  (c) Any such termination of the Commitment shall be accompanied (i) by prepayment in full of the Revolving Credit Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment, and the payment of any unpaid commitment fee then accrued hereunder; (ii) with respect to Standby L/Cs, by Borrower's compliance with the terms of subsection 2.13(b) hereof; and (iii) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5, Indemnity.

                  (d) Any such reduction or termination of the Revolving Credit Loan Commitments and/or L/C Commitments portion(s) of the Commitment shall be allocated to each Bank ratably in proportion to that Bank's Revolving Credit Loan Commitment Percentage and/or L/C Commitment Percentage, as appropriate.

         2.7 MATURITY DATE OF COMMITMENT; EXTENSION. Unless earlier terminated pursuant to the terms of this Agreement, the Commitment shall terminate on September 30, 2001, and the unpaid balance of the Revolving Credit Loans outstanding shall be paid on said date; provided, however, that once each year during each and every year of the Commitment Period (without regard to whether or not all Banks elected to extend the Commitment Period in any preceding year during the Commitment Period) all Banks shall make an election whether or not, in all Banks' sole discretion, to extend the maturity date of the Commitment by one year. If all Banks elect to extend the maturity date of the Commitment by one year, such election shall be made on or before September 30 of each year (or the first Business Day after September 30 if September 30 is not a Business Day) by written notice from Agent to Borrower. Each notice granting an extension shall be attached to each of the Notes and shall constitute an amendment extending the maturity date of each Note by one year. If all Banks do not unanimously elect to extend the maturity date of the Commitment by one year, Agent shall not be required to give notice to Borrower of such election not to extend. If Borrower has not received notice from Agent as stated herein that all Banks have elected to extend the maturity date of the Commitment by one year, the maturity date of the Commitment shall be deemed not to have been extended.

                  2.8 COMPUTATION OF INTEREST AND FEES. Commitment fees on the Commitment and interest in respect of the Revolving Credit Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on the Loans and the Notes resulting from a change in the Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business of the day on which such change in the Prime Rate or the Eurocurrency Reserve Requirements shall become effective, without notice to Banks or Borrower. However, Agent shall give Borrower and Banks prompt notice of all changes in the Prime Rate or the Eurocurrency Reserve Requirements. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Banks and Borrower in the absence of manifest error.

                  2.9 INCREASED COSTS. In the event that at any time after the date of this Agreement any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Bank (including Agent) with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, agency or instrumentality, does or shall have, in the opinion of such Bank, the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of such Bank's obligations hereunder to a level below that which such Bank or any corporation controlling such Bank could have achieved but for its adoption, change or compliance (taking into account such Bank's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Bank to be material, then, from time to time, after submission by such Bank to Borrower of a written request therefor, Borrower shall pay to such Bank additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction. Such Bank's written request to Borrower for compensation shall set forth in reasonable detail the computation of any additional amounts payable to such Bank by Borrower, and such request and computation shall be conclusive in the absence of manifest error. This provision shall remain in full force and effect, with respect to the Revolving Credit Loans until the later of (a) the termination of this Agreement or (b) the payment in full of all Notes (provided that before accepting final payment on the Notes, Bank shall calculate any amounts due in accordance with this subsection 2.9 and give notice to Borrower of such amounts as stated herein, and Borrower shall include such amounts in its final payment). This provision shall survive the termination of all Standby L/Cs and, with respect to Standby L/Cs, shall remain in full force and effect until there is no existing or future obligation of Agent or any

L/C Participant under any Standby L/C. The provisions of this subsection 2.9 shall be supplemented by the provisions of Section 3 hereof.

                  2.10 USE OF PROCEEDS. The proceeds of the initial Revolving Credit Loans made hereunder shall be used by Borrower to pay in full the obligations outstanding on the Revolving Credit Loans and Seasonal Loans, if any (as each term is defined in the Existing Credit Agreement), under the Existing Credit Agreement. Upon Borrower's irrevocable payment in full of the obligations outstanding under the Existing Credit Agreement (other than Standby L/Cs that remain in existence), Bank One, HNB, First Chicago, NCB and BOB shall cancel the Existing Credit Agreement (except for Standby L/Cs that remain in existence and all reimbursement agreements related to such Standby L/Cs) and all promissory notes and guaranties executed pursuant to the Existing Credit Agreement. Thereafter, the proceeds of the Revolving Credit Loans made hereunder shall be used by Borrower for lawful purposes in its business.

                  2.11 PRO RATA TREATMENT AND PAYMENTS.

                       (a) Each borrowing by Borrower from Banks hereunder, each ayment (including each prepayment) by Borrower on account of principal of and interest on the Loans, each payment by Borrower on account of any commitment fee hereunder and any reduction of the Revolving Credit Loan Commitments and/or the L/C Commitments shall be made pro rata according to the respective Revolving Credit Loan Commitment Percentage and/or L/C Commitment Percentage, as appropriate, then held by Banks. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, Columbus, Ohio time, on the due date thereof to Agent, for the account of Banks, at Agent's 100 East Broad Street office in Columbus, Ohio, in Dollars and in immediately available funds. Agent shall distribute such payments to Banks promptly upon receipt in like funds as received. If any payment hereunder on a Prime Rate Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment hereunder on a Eurodollar Rate Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

                  2.12 THE STANDBY L/CS. So long as no Default or Event of Default exists, Agent agrees to issue Standby L/Cs, pursuant to the terms and conditions hereof, provided that the aggregate of the undrawn and drawn amounts of the Standby L/Cs at any one time outstanding, including the amount of Standby L/Cs issued for the purpose of satisfying bonding requirements, shall not exceed Twenty-One Million and 00/100 Dollars ($21,000,000), of which the amount of Standby L/Cs issued for purposes other than satisfying bonding requirements shall not exceed the lesser of (x) (i) the Borrowing Base (determined as of the most recent month end or, if Borrower elects to provide an interim Borrowing Base Certificate pursuant to subsection 6.4 hereof, as of the date stated in such Borrowing Base Certificate) minus (ii) the sum of (A) the principal amount of Revolving Credit Loans hereunder then outstanding and (B) the aggregate principal amount of undrawn and drawn Guaranteed HNB Joint Ventures Letters of Credit, exclusive of the amount of Guaranteed HNB Joint Ventures Letters of Credit issued for the purpose of satisfying bonding requirements, then outstanding, or (y) Twelve Million and 00/100 Dollars ($12,000,000).

                  2.13 ISSUANCE OF STANDBY L/CS.

                       (a) Borrower may request Agent to issue a Standby L/C by delivering to Agent, no later than 11:00 a.m. two Business Days prior to the date on which issuance of the Standby L/C is requested by Borrower, a standby letter of credit application and reimbursement agreement in Agent's then customary form (the "STANDBY L/C APPLICATION") completed to the satisfaction of Agent, together with the proposed form of such letter of credit (which shall comply with the applicable requirements of subsection 2.13 (b) below) and such other certificates, documents and other papers and information as Agent may reasonably request.

                       (b) Each Standby L/C issued hereunder shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to Agent in its sole discretion, and (ii) have an expiry date occurring not later than three years after such Standby L/C's date of issuance. If the Commitment is terminated (whether by acceleration, demand, or otherwise), then, not later than simultaneously with such termination, all outstanding Standby L/Cs shall be returned to Agent or Borrower shall provide cash to Agent to fully collateralize all outstanding Standby L/Cs. Each Standby L/C Application and each Standby L/C shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Ohio.

                  2.14 PROCEDURE FOR OPENING STANDBY L/CS. Upon receipt of any Standby L/C Application from Borrower, Agent will process such Standby L/C Application, and the other certificates, documents and other papers delivered to Agent in connection therewith, in accordance with its customary procedures and send a copy thereof to each L/C Participant, and, upon satisfaction of all conditions contained in this Agreement, shall promptly open such Standby L/C by issuing the original of such Standby L/C to the beneficiary thereof and by furnishing a copy thereof to Borrower.

                  2.15     STANDBY L/C PARTICIPATIONS.

                           (a) Agent irrevocably  agrees to grant and hereby
grants to each L/C Participant, and, to induce such Agent to issue Standby L/Cs hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from Agent, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk, an undivided interest equal to such L/C Participant's L/C Commitment Percentage in Agent's obligations and rights under each Standby L/C and the amount of each draft paid by Agent. Each L/C Participant's obligations as set forth in the immediately preceding sentence shall be limited to the term of this Agreement, subject to the condition that each L/C Participant unconditionally and irrevocably agrees with Agent that, if a draft is paid at any time (whether during or after the term of this Agreement) under any Standby L/C issued prior to the end of the term of this Agreement for which Agent is not reimbursed in full by Borrower (including failure by Borrower to provide cash collateral as provided in subsection 2.13(b) hereof) at any time in accordance with the terms of this Agreement or for which Agent is required at any time to return any portion of such reimbursement (whether because of Borrower's bankruptcy or otherwise), such L/C Participant shall pay to Agent upon demand at Agent's address for notices specified herein an amount equal to such L/C Participant's L/C Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed or which Agent is required to return.

                           (b) If any amount  required to be paid by any L/C
Participant to Agent in respect of any unreimbursed portion of any payment made by Agent under any Standby L/C is not paid to Agent on the date such payment is due but is paid within three Business Days after such payment is due, such L/C Participant shall pay to Agent on demand an amount equal to the product of (i) such amount, multiplied by (ii) the daily average Federal funds rate, as quoted by Agent, during the period from and including the date such payment is required to the date on which such payment is immediately available to Agent, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to this subsection 2.15 is not paid to Agent by such L/C Participant within three Business Days after the date such payment is due, Agent shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from the fourth Business Day after such due date until paid at the rate per annum applicable to Revolving Credit Loans made as Prime Rate Loans hereunder. A certificate of Agent submitted to any L/C Participant with respect to any amounts owing under this subsection 2.15 shall be conclusive in the absence of manifest error.

                           (c) Whenever, at any time after Agent has made
payment under any Standby L/C and has received from any L/C Participant its pro rata share of such payment, Agent receives any payment related to such Standby L/C (whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by Agent), or any payment of interest on account thereof, Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Agent shall be required to be returned by Agent, such L/C Participant shall return to Agent the portion thereof previously distributed by Agent to it.

                  2.16 PAYMENTS. Borrower agrees (a) to reimburse Agent, for the pro rata benefit of the L/C Participants in accordance with each L/C Participant's respective L/C Commitment Percentage, forthwith upon its demand and otherwise in accordance with the terms of the Standby L/C Application relating thereto, for any expenditure or payment made by Agent or L/C Participants under any Standby L/C, and (b) to pay interest on any unreimbursed portion of any such payments from the date of such payment until reimbursement in full thereof at a rate per annum equal to (i) prior to the date which is (A) one Business Day after the day on which Agent demands reimbursement from Borrower for such payment if such demand is made prior to 11:00 a.m., Columbus, Ohio time or (B) two Business Days after the day on which Agent demands reimbursement if such demand is made at or after 11:00 a.m. Columbus, Ohio time, the rate which would then be payable on any outstanding Revolving Credit Loan made as a Prime Rate Loan which is not in default, and (ii) thereafter, the rate which would then be payable on any outstanding Revolving Credit Loan made as a Prime Rate Loan which is in default.

                  2.17 STANDBY L/C FEES. In lieu of any letter of credit commissions and fees provided for in any Standby L/C Application (other than standard issuance, amendment and negotiation fees), Borrower agrees to pay Agent, for the pro rata benefit of the L/C Participants according to each L/C Participant's respective L/C Commitment Percentage, with respect to each Standby L/C, a Standby

L/C fee (which shall be refundable on a pro rata basis to the extent (i) such Standby L/C is cancelled prior to its expiry date or (ii) the face amount of such Standby L/C is reduced from time to time) equal to and payable in accordance with one of the following options selected by Borrower with respect to each Standby L/C: (a) one percent (1%) per annum on the face amount of each Standby L/C, payable in advance not later than the date of issuance thereof; or
(b) one and one-quarter percent (1 1/4%) per annum on the face amount of the Standby L/C, payable in advance on the first day of each January, April, July and October, beginning on the first of such dates to occur after the date of issuance of the Standby L/C, occurring prior to the expiry date of the Standby L/C. In addition, Agent shall charge and retain for its own account, and Borrower agrees to pay, Agent's usual and customary charges with respect to the issuance and administration of the Standby L/C.

                  2.18 LETTER OF CREDIT RESERVES. If any change in any law or regulation or in the interpretation or application thereof by any court or other governmental authority charged with the administration thereof shall either (a) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by Agent, or (b) impose on Agent or any L/C Participant any other condition regarding this Agreement or any Standby L/C, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to Agent or any L/C Participant of issuing or maintaining any Standby L/C (which increase in cost shall be the result of Agent's or any L/C Participant's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by Agent or any L/C Participant, Borrower shall immediately pay to Agent, for the pro rata benefit of such L/C Participant(s), from time to time as specified by Agent or such L/C Participant(s), additional amounts which shall be sufficient to compensate Agent or such L/C Participant(s) for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then applicable interest rate on the Revolving Credit Loans made as Prime Rate Loans. A certificate as to such increased cost incurred by Agent or such L/C Participant(s), submitted by Agent or such L/C Participant(s) to Borrower, shall be conclusive, absent manifest error, as to the amount thereof. This provision shall survive the termination of this Agreement and shall remain in full force and effect until there is no existing or future obligation of Agent or any L/C Participant under any Standby L/C.

                  2.19 FURTHER ASSURANCES. Borrower hereby agrees to do and perform any and all acts and to execute any and all further instruments reasonably requested by Agent more fully to effect the purposes of this Agreement and the issuance of Standby L/Cs hereunder, and further agrees to execute any and all instruments reasonably requested by Agent in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Standby L/C.

                  2.20 OBLIGATIONS ABSOLUTE. The contingent reimbursement obligations and the Reimbursement Obligations of Borrower with respect to Standby L/Cs under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation the following:

                           (a) the existence of any claim, set-off,  defense or
other right which Borrower may have at any time against any beneficiary, or any transferee, of any Standby L/C (or any Persons for whom any such beneficiary or any such transferee may be acting), Agent, or any other Person, whether in connection with this Agreement, the transaction contemplated herein, or any unrelated transaction;

                           (b) any statement or any other document presented
under any Standby L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (c) payment by Agent under any Standby L/C against
presentation of a draft or certificate which does not comply with the terms of such Standby L/C provided that Agent has made such payment to the beneficiary set forth on the face of such Standby L/C; or

                           (d) any other circumstances or happening whatsoever,
whether or not similar to any of the foregoing.

                  2.21 EXISTING STANDBY L/CS; L/C PARTICIPATIONS. Attached hereto as Schedule 2 is a list of all Standby L/Cs previously issued by Bank One or HNB for the account of Borrower that are outstanding and will remain in place as of the first Borrowing Date ("Existing Standby L/Cs"). The amount of the Existing Standby L/Cs shall be deemed to be included in the aggregate amount of Standby L/Cs outstanding as of the first Borrowing Date for purposes of subsection 2.12 hereof. Where appropriate, in any provision in subsections 2.15 through 2.20 hereof that provides for Borrower to make payment to Agent or that grants other rights to Agent with respect to Standby L/Cs, or that provides for the purchase by L/C Participants of an interest in Standby L/Cs, the words "Bank One or HNB, as appropriate" shall be substituted for "Agent" with respect to Existing Standby L/Cs. Not later than the first Borrowing Date, each L/C Participant shall enter into a letter agreement in substantially the form of

Exhibit H attached hereto whereby (a) each L/C Participant shall purchase or sell, as appropriate, participations in each Existing Standby L/C in such amounts to make each L/C Participant's respective percentage interest in each Existing Standby L/C equal to such L/C Participant's L/C Commitment Percentage and (b) each L/C Participant shall share in the fees paid and earned beginning as of the first Borrowing Date (including that portion of fees paid prior to the first Borrowing Date that have not been earned as of the first Borrowing Date), and shall pay to Bank One or HNB, as appropriate, for the account of Borrower such L/C Participant's respective L/C Commitment Percentage of the refund (as provided in subsection 2.17 hereof) of any fees for any Existing Standby L/C that is terminated early or reduced in amount and for which a fee has been allocated in accordance with the such letter agreement.

                SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

                  3.1  CONVERSION AND CONTINUATION OPTIONS.

                           (a) The Borrower  may elect from time to time to
convert outstanding Revolving CreditLoans from Eurodollar Rate Loans to Prime Rate Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Rate Loans may only be made on the last day of an Interest Period with respect thereto. Subject to the limitations on the availability of Eurodollar Rate Loans, the Borrower may elect from time to time to convert outstanding Revolving Credit Loans from Prime Rate Loans to Eurodollar Rate Loans by giving the Agent telephonic or written notice (the "NOTICE OF CONVERSION"), which Notice of Conversion must be received prior to 12:00 Noon, Columbus, Ohio time, at least three Business Days prior to the requested date for the conversion, which Notice of Conversion shall specify (i) the date for the conversion; (ii) the aggregate amount of Prime Rate Loans to be converted; and (iii) and for each such Prime Rate Loan to be converted to a Eurodollar Rate Loan, the respective amount and the respective length of the initial Interest Period. Each conversion from Prime Rate Loans to Eurodollar Rate Loans shall be in the principal amount of $10,000,000 or any larger amount which is an even multiple of $1,000,000. After the Borrower gives a Notice of Conversion from Prime Rate Loans to Eurodollar Rate Loans, Agent, by 10:00 a.m., Columbus, Ohio time, two Business Days prior to the requested date for the conversion, shall advise the Borrower of the applicable interest rate(s) (which is the sum of the applicable Eurodollar Rate(s) and the Applicable Eurodollar Margin) for the Eurodollar Rate Loan(s) and Interest Period(s) requested in the Notice of Conversion. Not more than two hours thereafter, the Borrower shall give Agent written irrevocable confirmation of whether or not the Borrower wants to convert the Prime Rate Loans to Eurodollar Rate Loan(s) on such requested date and, if so, the amount and the Interest Period for each such Eurodollar Rate Loan. If the Borrower's confirmation is not timely made, the Borrower shall be deemed to have withdrawn Borrower's Notice of Conversion and the Prime Rate Loans that were the subject of such Notice of Conversion shall continue as Prime Rate Loans. If the Borrower's written confirmation is timely made, the Borrower shall be deemed to be requesting a conversion from Prime Rate Loans to Eurodollar Rate Loan(s) in the amount(s) and for the Interest Period(s) stated in the confirmation. By
2:00 p.m., Columbus, Ohio time, two Business Days prior to the requested Borrowing Date, Agent shall give telephonic or written notice to each Bank of Borrower's request for conversion, specifying (i) the date for the conversion;
(ii) the aggregate amount of Prime Rate Loans to be converted; and (iii) and, for each such Prime Rate Loan to be converted to a Eurodollar Rate Loan, the respective amount, the respective Eurodollar Rate, and the respective length of the initial Interest Period applicable thereto. All or any part of outstanding Eurodollar Rate Loans and Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Banks otherwise consent) no Prime Rate Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) no Prime Rate Loan may be converted into a Eurodollar Rate Loan after the date that is one month prior to the last day of the Commitment Period.

                           (b) Subject to the limitations on the  availability
of Eurodollar Rate Loans, any Eurodollar Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving Agent telephonic or written notice, which notice must be received prior to 12:00 Noon, Columbus, Ohio time, at least three Business Days prior to such last day of the then current Interest Period, and which notice shall specify the amount of the Eurodollar Rate Loans to be continued as such and the respective amount and the respective length of the Interest Period for each Eurodollar Rate Loan. After the Borrower gives such notice, Agent, by 10:00 a.m. two Business Days prior to the end of the Interest Period, shall advise the Borrower of the applicable interest rate(s) (which is the sum of the applicable Eurodollar Rate(s) and the Applicable Eurodollar Margin) for the Eurodollar Rate Loan(s) and Interest Period(s) requested in such notice. Not more than two hours thereafter, the Borrower shall give Agent written irrevocable confirmation of whether or not the Borrower wants to continue the Eurodollar Rate Loan(s) as such and, if so, the amount and the Interest Period for each such Eurodollar Rate Loan. If the Borrower's confirmation is not timely made, the Borrower shall be deemed to have withdrawn Borrower's notice for a continuation and the Eurodollar Rate Loans that were the subject of such request shall convert automatically to a Prime Rate Loan upon the expiration of the then current Interest Period. If the Borrower's written confirmation is timely made, the Borrower shall be deemed to be requesting a continuation of the Eurodollar Rate Loan(s) in the amount(s) and for the Interest Period(s) stated in such notice. Agent shall give prompt telephonic or written notice to each Bank of such request for continuation, specifying the aggregate amount of the Eurodollar Rate Loans to be continued as such and, for each such Eurodollar Rate Loan to be continued, the respective amount, the respective Eurodollar Rate, and the respective length of the Interest Period applicable thereto. All or any part of outstanding Eurodollar Rate Loans may be continued as provided herein, provided that (i) (unless the Required Banks otherwise consent) no Eurodollar Rate Loan may be continued when any Default or Event of Default has occurred and is continuing and (ii) no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan after the date that is one month prior to the last day of the Commitment Period.

                  3.2 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period, the Agent or the Required Banks shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy, telephonic or written notice thereof to the Borrower and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

                  3.3 ILLEGALITY; IMPRACTICABILITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful, or if compliance by any Bank or its applicable lending office, branch or any affiliate thereof with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date hereof (or, if later, the date on which such Bank becomes a Bank pursuant to any permitted assignment) shall make it impracticable, for any Bank, or its applicable lending office, branch or any affiliate thereof, to make or maintain Eurodollar Rate Loans as contemplated by this Agreement,

(a) such Bank shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Bank hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Bank to make or maintain Eurodollar Rate Loans, such Bank shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (c) such Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 3.5, Indemnity.

                  3.4 REQUIREMENTS OF LAW. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Bank, or its applicable lending office, branch or any affiliate thereof, or compliance by any Bank, or its applicable lending office, branch or any affiliate thereof, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof (or, if later, the date on which such Bank becomes a Bank pursuant to any permitted assignment):

                       (a) shall subject such Bank, or its applicable lending office, branch or any affiliate thereof, to any tax of any kind whatsoever with respect to any Eurodollar Rate Loans made by it or its obligation to make Eurodollar Rate Loans, or change the basis of taxation of payments to such Bank in respect thereof and changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Bank or its applicable lending office, branch, or any affiliate thereof;

                       (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                       (c) shall impose on such Bank, or its applicable lending office, branch or any affiliate thereof, any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank, or its applicable lending office, branch or any affiliate thereof, deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Bank, through the Agent, in accordance herewith, the Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable; in addition, in any such case, the Borrower may elect to convert the Eurodollar Rate Loans made by such Bank hereunder to Prime Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to subsection
3.5. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount receivable hereunder resulting from such event and (z) as to the additional amount demanded by such Bank and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                  3.5 INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur (other than through such Bank's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans after the Borrower has given Agent written irrevocable confirmation that Borrower wants such Eurodollar Rate Loans in accordance with subsection 2.3 or subsection 3.1, as appropriate, of this Agreement, (b) default by the Borrower in making any prepayment or conversion of a Eurodollar Rate Loan after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Bank) which would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

                  In order to induce Banks and Agent to enter into this Agreement and to make the Revolving Credit Loans and to issue the Standby L/Cs herein provided for, Borrower hereby covenants, represents and warrants to each Bank and to Agent that on the date hereof:

                  4.1 FINANCIAL STATEMENTS. Borrower has heretofore furnished to each Bank (a) the consolidated balance sheet of Borrower and its Subsidiary as of December 31, 1995, and the related consolidated statements of income, of stockholders' equity and of cash flows for the fiscal year of Borrower then ended, certified by Deloitte & Touche, independent public accountants and (b) the consolidated unaudited balance sheet and income statement of Borrower and its Subsidiary as of October 31, 1996. Each of the foregoing financial statements fairly presents the financial condition of Borrower and its Subsidiary as of the date thereof and the results of the operations of Borrower and its Subsidiary for the period then ended (subject, in the case of the October 31, 1996 financial statements, to year-end audit adjustments) and, from the respective dates of the foregoing financial statements to the date hereof, there has been no material adverse change in such condition.

                  4.2 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of Borrower and its Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to conduct the business in which it is currently engaged,
(c) is qualified as a foreign corporation under the laws of any jurisdiction where the failure to so qualify would have a material adverse effect on the business of Borrower and its Subsidiary taken as a whole, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiary taken as a whole and would not materially adversely affect the ability of Borrower to perform its obligations under this Agreement and the Notes.

                  4.3 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Borrower has the corporate power and authority to make, deliver and perform this Agreement and the Notes and to borrow hereunder, and has taken all corporate action necessary to be taken by it to authorize (a) the borrowings on the terms and conditions of this Agreement and the Notes, and (b) the execution, delivery and performance of this Agreement and the Notes. No consent, waiver or authorization of, or filing with any Person (including without limitation any Governmental Authority) is required to be made or obtained by Borrower in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement and the Notes. This Agreement has been, and each Note will be, duly executed and delivered on behalf of Borrower and this Agreement constitutes, and each Note when executed and delivered hereunder will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.

                  4.4 NO LEGAL BAR. The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof do not and will not violate any Requirement of Law or Contractual Obligation (including without limitation the Indenture) of Borrower or its Subsidiary and do not and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

                  4.5 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Borrower, threatened by or against Borrower or its Subsidiary or against any of their respective properties or revenues (a) with respect to this Agreement or the Notes or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiary taken as a whole.

                  4.6 REGULATION U. Neither Borrower nor its Subsidiary is engaged, nor will either of them engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by Agent, Borrower and its Subsidiary will furnish to Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

                  4.7 INVESTMENT COMPANY ACT. Neither Borrower nor its Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  4.8 ERISA. Borrower and its Subsidiary are in compliance in all material respects with ERISA. There has been no Reportable Event with respect to any Plan. There has been no institution of proceedings or any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under any circumstances which could lead to material liabilities to PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan.

                  4.9 DISCLOSURE. No representations or warranties made by Borrower in this Agreement or in any other document furnished from time to time in connection herewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

                  4.10 SUBSIDIARY INFORMATION. Schedule 3 attached hereto contains the name, principal place of business, all other places of business and percentage of ownership of the only Subsidiary of Borrower.

         4.11 SCHEDULES. Each of the Schedules to this Agreement contains true, complete and correct information in all material respects.

                         SECTION 5. CONDITIONS PRECEDENT

         5.1 CONDITIONS TO INITIAL LOAN(S). The obligation of the Banks to make the initial Loan(s) and of Agent to issue any Standby L/C hereunder on the first Borrowing Date is subject to the satisfaction of the following conditions precedent on or prior to such date:

                  (a) NOTES. Each Bank shall have received its respective Revolving Credit Note, conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of Borrower.

                  (b) GUARANTIES. Each Bank shall have received its respective Guaranty to which Agent shall also be a party, conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of Borrower's Subsidiary.

                  (c) BORROWING BASE COMPLIANCE. Borrower shall have delivered to each Bank and Agent a Borrowing Base Certificate in the form of Exhibit C attached hereto ("BORROWING BASE CERTIFICATE"), certified by Borrower's chief financial officer, which shows that the Borrowing Base as of October 31, 1996 is at least equal to the Loans (including any Standby L/Cs either (i) issued hereunder or (ii) issued under the Existing Credit Agreement and that remain in place) requested hereunder.

                  (d) LEGAL OPINIONS OF COUNSEL TO BORROWER. Each Bank and Agent shall have received an executed legal opinion of Schottenstein, Zox & Dunn, counsel to Borrower and its Subsidiary, dated as of the date hereof and addressed to each Bank and Agent, substantially in the form of Exhibit D attached hereto, and otherwise in form and substance satisfactory to each Bank and Agent and covering such other matters incident to the transactions contemplated hereby as each Bank and Agent or their respective counsel may reasonably require.

                  (e) CORPORATE PROCEEDINGS OF BORROWER. Each Bank and Agent shall have received a copy of the resolutions (in form and substance satisfactory to each Bank and Agent) of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Notes and the other documents provided for in this Agreement, all certified by the Secretary or the Assistant Secretary of Borrower as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

                  (f) CORPORATE PROCEEDINGS OF SUBSIDIARY OF BORROWER. Each Bank and Agent shall have received a copy of the resolutions (in form and substance satisfactory to each Bank and Agent) of the Sole Shareholder of the Subsidiary of Borrower authorizing the execution, delivery and performance of each Guaranty, all certified by the Secretary or Assistant Secretary of the Subsidiary of Borrower as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

                  (g) INCUMBENCY CERTIFICATE OF BORROWER. Each Bank and Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the date hereof, as to the incumbency and signature of the officer(s) of Borrower executing this Agreement, the Notes and any certificate or other documents to be delivered pursuant hereto or thereto.

                  (h) INCUMBENCY CERTIFICATE OF SUBSIDIARY. Each Bank and Agent shall have received a certificate of the Secretary or Assistant Secretary of the Subsidiary of Borrower, dated the date hereof, as to the incumbency and signatures of the officer(s) of the Subsidiary of Borrower executing each Guaranty.

                  (i) NO PROCEEDING OR LITIGATION; NO INJUNCTIVE RELIEF. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened, against Borrower or the Subsidiary of Borrower or any of the officers or directors of Borrower or the Subsidiary of Borrower, seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions.

                  (j) CONSENTS, LICENSES, APPROVALS, ETC. Each Bank and Agent shall have received true copies (certified to be such by Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Notes and the Guaranties, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, would have a material adverse effect on Borrower and its Subsidiary taken as a whole, or would adversely affect the validity or enforceability of any of the foregoing documents, and approvals obtained shall be in full force and effect and be satisfactory in form and substance to each Bank and Agent.

                  (k) COMPLIANCE WITH LAW. Neither Borrower nor its Subsidiary shall be in violation in any material respect of any applicable statute, regulation or ordinance, including without limitation statutes, regulations or ordinances relating to environmental matters, of any governmental entity, or any agency thereof, in any respect materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of Borrower and its Subsidiary taken as a whole.

                  (l) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing hereunder prior to or after giving effect to the making of the initial loans (including the issuance of Standby L/Cs) on the first Borrowing Date hereunder.

                  (m) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the consolidated financial condition or business or operations of Borrower or its Subsidiary from the date of Borrower's December 31, 1995, audited financial statements to the first Borrowing Date.

                  (n) ADDITIONAL MATTERS. All corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by this Agreement, the Notes and the Guaranties shall be satisfactory in form and substance to each Bank and Agent and their respective counsel.

                  (o) STANDBY L/C APPLICATION. If the issuance of any Standby L/C is part of the initial loan(s), Borrower shall have delivered to Agent a Standby L/C Application in accordance with subsection 2.13 hereof for each Standby L/C that Borrower has requested Agent to issue on the first Borrowing Date.

         5.2 CONDITIONS TO ALL LOANS. In addition to the other terms and conditions of this Agreement with respect to the making of Loans and the issuance of Standby L/Cs, the obligation of each Bank to make any Loan and of Agent to issue of any Standby L/C hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Borrower in this Agreement and any representations and warranties made by Borrower or any

Subsidiary of Borrower which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of such date unless stated to relate to a specific earlier date.

                  (b) NO DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or Standby L/C to be issued on such date.

                  (c) STANDBY L/C APPLICATION. If the issuance of any Standby L/C is part of any borrowing, Borrower shall have delivered to Agent a Standby L/C Application in accordance with subsection 2.13 hereof for each Standby L/C that Borrower has requested Agent to issue as part of such borrowing.

Each borrowing by Borrower (including the submission of a Standby L/C Application) under this Agreement shall constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions contained in the foregoing paragraphs (a), (b) and (c) of this subsection 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

                  Borrower hereby agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Standby L/C remains outstanding that is not fully collateralized with cash in a manner satisfactory to Agent, or any other amount is owing to Agent or any Bank hereunder, Borrower shall, and in the case of subsections 6.6, 6.7, 6.8 and 6.9 hereof, shall cause each of its Subsidiaries to:

         6.1 FINANCIAL STATEMENTS. Furnish to each Bank and Agent:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of income, of stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which Borrower's independent certified public accountants concur; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each monthly accounting period (including the monthly accounting period for the last month of each fiscal year of the Commitment Period), the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of each such month and the related unaudited consolidated statements of income and of stockholders' equity of Borrower and its consolidated Subsidiaries for such month and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, and including in each case: (i) the relevant figures broken down with respect to each division of Borrower and its Subsidiaries, (ii) a listing of all residential and commercial lots, land under development and unsold lots, and (iii) a statement of the calculation of Borrower's ratio of Consolidated Unsubordinated Liabilities to the sum of Consolidated Tangible Net Worth and Subordinated Indebtedness as of the end of such month, all of the foregoing certified by a Responsible Officer as being fairly stated in all material respects, subject to year-end audit adjustments;

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b) of this subsection 6.1, that such financial statements need not contain footnotes and may be subject to year-end audit adjustments).

         6.2 CERTIFICATES; OTHER INFORMATION. Furnish to each Bank and Agent:

                  (a) concurrently with the delivery of each financial statement referred to in subsection 6.1(a) above and each financial statement referred to in subsection 6.1(b) above, a summary in form and substance satisfactory to the Required Banks of the status of the hedging investments described in subsection 7.9(j) hereof, and a certificate of a Responsible Officer of Borrower (in the form of Exhibit E attached hereto or such other form as shall be reasonably acceptable to each Bank and Agent) stated to have been made after due examination by such Responsible Officer (i) stating that, to the best of such officer's knowledge, Borrower and each of its Subsidiaries during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the Notes to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsections 6.11, 6.12, 6.13, 6.14, 6.15, 7.1(d), 7.3,
7.6, 7.7, 7.8, 7.9(e), 7.9(k), 7.9(l), 7.20 and 7.22 hereof;

                  (b) not later than March 31 of each year, comprehensive projections for that year, setting forth projected income and cash flow for each quarter of that year, and the projected balance sheet as of the end of each quarter of that year, together with a summary of the assumptions upon which such projections are based and a certificate in the form of Exhibit F hereto of the chief financial officer or the controller of Borrower with respect to such projections;

                  (c) promptly after the same are sent, copies of all financial statements, reports and notices which Borrower or any of its Subsidiaries sends to its stockholders as stockholders and, so long as Borrower is a reporting company under the Securities Exchange Act of 1934, promptly after the same are filed, copies of all financial statements which Borrower may make to, or file with, and copies of all material notices Borrower receives from, the Securities and Exchange Commission or any public body succeeding to any or all of the functions of the Securities and Exchange Commission;

                  (d) promptly upon receipt thereof, copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any of its Subsidiaries made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit; and

                  (e) promptly, on reasonable notice to Borrower, such additional financial and other information as any Bank may from time to time reasonably request.

         6.3 BORROWING BASE CERTIFICATE. Furnish to each Bank and Agent as soon as available, but in any event within twenty-five (25) days after the end of each month, a Borrowing Base Certificate in substantially the form of Exhibit C, certified by the chief financial officer or the controller of Borrower, showing the calculation of the Borrowing Base for such month.

         6.4 COMPLIANCE WITH BORROWING BASE REQUIREMENTS. At any time any Borrowing Base Certificate required to be furnished to each Bank and Agent in accordance with subsection 6.3 hereof indicates that the aggregate principal amount of the Loans and undrawn and drawn Standby L/Cs then outstanding exceeds the amount of Loans and Standby L/Cs then permitted hereunder, within five calendar days after the delivery of such Borrowing Base Certificate to each Bank and Agent,
(a) reduce the principal amount of the Loans and undrawn and drawn Standby L/Cs then outstanding by an amount sufficient to make the Loans and undrawn and drawn Standby L/Cs then outstanding not more than the Loans and Standby L/Cs then permitted hereunder, or (b) deliver to each Bank and Agent a more current Borrowing Base Certificate that demonstrates that the aggregate principal amount of the Loans and undrawn and drawn Standby L/Cs outstanding as of the date of such Borrowing Base Certificate is not in excess of the Loans and Standby L/Cs permitted hereunder at such time.

         6.5 INTEREST RATE PROTECTION. At any time the Prime Rate shall equal or exceed eight percent (8%) per annum and Borrower shall not have an Interest Rate Contract in effect pursuant to this subsection 6.5, the Required Banks, by written notice from Agent to Borrower, may require Borrower to enter into an Interest Rate Contract or series of Interest Rate Contracts providing to Borrower an effective specified rate of interest on fifty percent (50%) of the maximum amount of Revolving Credit Loans available hereunder of not more than two percentage points higher than the Prime Rate per annum in effect at the time of Agent's notice to Borrower. In such event, Borrower, within 30 days of receipt of such notice from Agent, shall enter into an Interest Rate Contract or series of Interest Rate Contracts, and provide a copy or copies thereof to each Bank and Agent, which Interest Rate Contract or series of Interest Rate Contracts shall (i) provide interest rate protection to Borrower on fifty percent (50%) of the maximum Revolving Credit Loans available hereunder by providing to Borrower an effective specified rate of interest on fifty percent (50%) of the maximum amount of Revolving Credit Loans available hereunder of not more than two percentage points higher than the Prime Rate per annum in effect at the time of Agent's notice to Borrower, (ii) be in effect for a period of at least three years from the later of (A) the date of acquisition of such Interest Rate Contract or series of Interest Rate Contracts or (B) the date of Agent's notice to Borrower hereunder (provided that if such period exceeds the maturity date of the Commitment, including any permitted extensions of the maturity date, the Interest Rate Contract(s) need only be in effect until such maturity date), and (iii) be entered into with (A) any Bank, or (B) a bank or other financial institution that has unsecured, uninsured and unguaranteed long-term debt which is rated at least A-3 by Moody's Investor Service, Inc. or at least A- by Standard & Poor's Corporation.

                  6.6 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except, (a) without prejudice to the effectiveness of paragraph (5) of Section 9 hereof, for any Indebtedness or other obligations (including any obligations for taxes), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or its Subsidiaries, as the case may be, and
(b) for any Indebtedness secured by a mortgage on real estate if such Indebtedness is, by its terms, exculpatory (I.E., non-recourse to Borrower and its Subsidiaries).

         6.7 MAINTENANCE OF EXISTENCE. Except as may be permitted under subsection 7.4 hereof, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to take such actions or comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower or of Borrower and its Subsidiaries, taken as a whole. Borrower and its Subsidiaries have no duty to renew or extend contracts which expire by their terms.

         6.8 MAINTENANCE OF PROPERTY, INSURANCE. Keep all property useful in and necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Bank and Agent, upon written request, full information as to the insurance carried.

         6.9 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of each Bank and Agent to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its

Subsidiaries and, if notice thereof is given to Borrower prior to the date of such discussions, with its independent certified public accountants.

         6.10 NOTICES. Promptly give notice to each Bank and Agent:

                  (a) of the occurrence of any Default or Event of Default;

                  (b) of any (i) default or event of default under any loan or letter of credit agreement binding upon Borrower or any of its Subsidiaries,
(ii) default under any other Contractual Obligation that would enable the obligee of the Contractual Obligations to compel Borrower or any of its Subsidiaries to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (iii) litigation, investigation or proceeding which may exist at any time between Borrower and its Subsidiaries and any Governmental Authority, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole;

                  (c) of any litigation or proceeding affecting Borrower or any of its Subsidiaries (i) (A) in which the amount involved is $500,000.00 or more and not covered by insurance, or (B) which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole;

                  (d) of the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the 30 day reporting requirement, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to each Bank and Agent whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Borrower setting forth details as to such Reportable Event and the action that Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

                  (e) of a material adverse change in the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 6.10 shall be accompanied by a statement of the chief executive officer or chief financial officer or other Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto. For all purposes of clause (d) of this subsection 6.10, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan if such Plan is a Single Employer Plan.

         6.11 MAINTENANCE OF CONSOLIDATED TANGIBLE NET WORTH. Maintain its Consolidated Tangible Net Worth in amounts at all times equal to at least the following amounts during the following periods:

            PERIOD                                        AMOUNT
            ------                                        ------
Date hereof to and including                           $ 89,000,000
12/31/96

1/1/97 to and including                        $89,000,000 plus 50% of audited
12/31/97                                       Consolidated Earnings for
                                               fiscal year 1996


1/1/98 to and including                        Consolidated Tangible Net
12/31/98                                       Worth required for 1997 plus
                                               50% of audited Consolidated
                                               Earnings for fiscal year 1997

1/1/99 to and including                        Consolidated Tangible Net Worth
12/31/99                                       required for 1998 plus 50% of
                                               audited Consolidated Earnings for
                                               fiscal year 1998

            PERIOD                                        AMOUNT
            ------                                        ------

1/1/00 to and including                        Consolidated Tangible Net
12/31/00                                       Worth required for 1999 plus
                                               50% of audited Consolidated
                                               Earnings for fiscal year 1999

1/1/01 and thereafter                          Consolidated Tangible Net Worth
                                               required for 2000 plus 50% of
                                               audited Consolidated Earnings for
                                               fiscal year 2000

provided, however, that the Consolidated Tangible Net Worth requirements shall not be reduced if Consolidated Earnings is zero or negative for any applicable fiscal year or any applicable interim period; and further provided, however, that each of the foregoing Consolidated Tangible Net Worth amounts shall be increased by 90% of the aggregate increase in Borrower's Consolidated Tangible Net Worth as a result of the issuance of additional stock of Borrower after the date hereof.

         6.12 MAINTENANCE OF DEBT TO WORTH. Maintain at all times (a) during the period from March 1 through November 30 of each year during the Commitment Period a ratio of Consolidated Unsubordinated Liabilities to the sum of Consolidated Tangible Net Worth and Subordinated Indebtedness not in excess of
2.25 to 1.0, and (b) during the period from December 1 through February 28 or 29, as appropriate, of each year during the Commitment Period a ratio of Consolidated Unsubordinated Liabilities to the sum of Consolidated Tangible Net Worth and Subordinated Indebtedness not in excess of 2.1 to 1.0.

         6.13 MAINTENANCE OF LIQUIDITY RATIO. Maintain at all times during the Commitment Period a Liquidity Ratio of not less than 1.10 to 1.0.

         6.14 MAINTENANCE OF OVERALL LEVERAGE RATIO. Maintain at all times during the Commitment Period (a) a ratio of Consolidated Tangible Net Worth to Subordinated Indebtedness of not less than 3.0 to 1.0, and (b) a ratio of Consolidated Liabilities to Consolidated Tangible Net Worth not in excess of 3.0 to 1.0.

         6.15 MAINTENANCE OF EBITDA TO CONSOLIDATED INTEREST INCURRED RATIO. Maintain at all times during the Commitment Period a ratio of EBITDA to Consolidated Interest Incurred of not less than 1.65 to 1.0.

         6.16 GUARANTIES OF WHOLLY-OWNED M/I ANCILLARY BUSINESSES. Upon the request of the Agent on behalf of the Required Banks, cause each of the M/I Ancillary Businesses that is wholly-owned by the Borrower or by any Subsidiary and which is not precluded by law from executing a Guaranty to execute a Guaranty in favor of the Banks and the Agent with respect to the Indebtedness of the Borrower hereunder.

                          SECTION 7. NEGATIVE COVENANTS

                  Borrower hereby agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Standby L/C remains outstanding that is not fully collateralized with cash in a manner satisfactory to Agent, or any other amount is owing to Agent or any Bank hereunder, Borrower shall not, nor shall it permit any of its Subsidiaries or, in the case of subsections 7.1, 7.2, 7.3 and 7.21, permit any M/I Ancillary Business that is wholly-owned by the Borrower or by any Subsidiary to, directly or indirectly:

         7.1 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness except:

                  (a) Indebtedness in respect of the Notes;

                  (b) Indebtedness of Borrower and M/I Financial Corp. under the M/I Financial Corp. Loan Agreement, which shall not exceed the aggregate principal amount of $25,000,000 at any time;

                  (c) Subordinated Indebtedness of Borrower, subject to the limitations of subsection 6.14 hereof;

                  (d) Secured Indebtedness in respect of capitalized lease obligations and purchase money obligations within the limitations set forth in subsection 7.2(c) hereof; provided, however, that the aggregate amount of any such secured Indebtedness at any one time outstanding shall not exceed $10,000,000 on a consolidated basis;

                  (e) Indebtedness of Borrower and its Subsidiaries arising out of or under unpaid reimbursement and guaranty obligations in respect of payments actually made by (i) issuers or otherwise on all drafts or borrowings under standby letters of credit and (ii) bonding companies on Construction Bonds, as each is permitted by subsection 7.3(a) hereof, provided payment of said Indebtedness is not yet due, and further provided that the aggregate amount of said Indebtedness does not exceed $2,000,000 at any one time outstanding;

                  (f) Indebtedness of Borrower in respect of Standby L/Cs, provided payment of said Indebtedness is not yet due; and

                  (g) Indebtedness for Office Building Loan Obligations, provided that the sum of the amount of such Indebtedness and the amount of Borrower's Contingent Obligations for Office Building Loan Obligations as permitted by subsection 7.3(d) hereof shall at no time exceed the principal amount of $8,500,000 in the aggregate.

                  (h) Indebtedness of Borrower with respect to loans from M/I Financial Corp.; provided that the amount of such loans from M/I Financial Corp. shall not exceed $5,000,000 at any time that the aggregate principal amount of the Loans outstanding is less than the aggregate principal amount of the Loans available pursuant to subsection 2.1 hereof.

         7.2 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned or hereafter acquired, except:

                  (a) Liens in favor of Agent, for the ratable benefit of Banks, including without limitation Liens in favor of Agent on Borrower's real property inventory situated in the State of Indiana to secure the Indebtedness to Banks;

                  (b) Liens granted by M/I Financial Corp. on mortgage notes receivable, which Liens secure Indebtedness permitted under subsection 7.1(b) hereof not in excess of $25,000,000;

                  (c) Liens securing Indebtedness permitted under subsection 7.1(d) hereof; provided, however, that (i) such Liens do not at any time encumber any property other than the property financed by such secured Indebtedness, and (ii) the Indebtedness secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

                  (d) Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower and its Subsidiaries in accordance with GAAP;

                  (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower and its Subsidiaries in accordance with GAAP;

                  (f) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (g) (i) deposits to secure the performance of: bids; trade contracts (other than for borrowed money or the purchase price of property or services); leases; statutory and other obligations required by law; surety, appeal and performance bonds (including Construction Bonds); and other obligations of a like nature incurred in the ordinary course of business; and
(ii) Liens in favor of surety bond companies pursuant to indemnity agreements to secure Borrower's reimbursement obligations on Construction Bonds, provided (A) the Liens securing Construction Bonds shall be limited to the Borrower's assets at, and Borrower's rights arising out of, the projects that are the subject of the Construction Bonds, (B) the Liens shall not attach to any real estate, and
(C) the aggregate amount of such Liens at any time shall not exceed the dollar amount of Construction Bonds then outstanding, and in any event shall not exceed the amount of reimbursement obligations on Construction Bonds permitted to Borrower pursuant to subsection 7.3 (a) hereof;

                  (h) Liens of landlords, arising solely by operation of law, on fixtures and moveable property located on premises leased in the ordinary course of business; provided, however, that the rental payments secured thereby are not yet due; and

                  (i) Liens arising as a result of a judgment or judgments against Borrower or any of its Subsidiaries which do not in the aggregate exceed $500,000 at any one time outstanding, which are being diligently contested in good faith, which are not the subject of any attachment, levy or enforcement proceeding, and as to which appropriate reserves have been established in accordance with GAAP.

         7.3 LIMITATION ON CONTINGENT OBLIGATIONS. Agree to or assume, guarantee, indorse or otherwise in any way be or become responsible or liable for, directly or indirectly, any Contingent Obligation, including but not limited to Contingent Obligations incurred as a general partner in any limited partnership or general partnership, except:

                  (a)(i) reimbursement and other obligations under standby letters of credit (including letters of credit issued for the purpose of satisfying bonding requirements) issued by Persons other than Banks; (ii) Contingent Obligations of Borrower as the guarantor of letters of credit issued for the account of joint ventures in which Borrower is a partner (including Guaranteed HNB Joint Ventures Letters of Credit), provided that Borrower's Contingent Obligation on any such guaranty shall be limited to a percentage of the amount of that joint venture's letters of credit equal to Borrower's pro rata equitable ownership interest in such joint venture, provided further that the sum of the obligations permitted by clauses (a)(i) and (a)(ii) shall not exceed the aggregate amount of $7,000,000 at any one time outstanding on a consolidated basis, which $7,000,000 limitation shall not include any obligations in connection with Standby L/Cs; and (iii) reimbursement obligations not in excess of $10,000,000 at any one time outstanding on a consolidated basis under Construction Bonds;

                  (b) Contingent Obligations consisting of (i) guaranties by Borrower of M/I Financial Corp.'s lease obligations in an amount not to exceed $1,000,000 in any period of 12 consecutive months, (ii) Borrower's obligations under the M/I Financial Corp. Loan Agreement in a principal amount not to exceed $25,000,000, and (iii) guaranties by any Subsidiary of the obligations of Borrower (including without limitation any guaranty by M/I Financial Corp. of any obligation of Borrower to Banks);

                  (c) Contingent Obligations related to Indebtedness of joint ventures in which Borrower has made Investments in Joint Ventures as permitted by subsection 7.9(e) hereof and in which Borrower is a partner, member or shareholder; provided, however, that the aggregate amount of such Contingent Obligations at any one time outstanding pursuant to this subsection 7.3(c) shall not exceed (i) $10,000,000 less (ii) the aggregate amount of secured and unsecured Indebtedness then outstanding pursuant to subsection 7.1(d) hereof;

                  (d) Contingent Obligations for Office Building Loan Obligations, provided that the sum of the amount of such Contingent Obligations and the amount of Borrower's Indebtedness for Office Building Loan Obligations as permitted by subsection 7.1(g) hereof shall at no time exceed the principal amount of $8,500,000 in the aggregate; and

                  (e) other Contingent Obligations of Borrower which do not in the aggregate at any one time outstanding exceed $2,000,000, subject to the limitations of subsection 7.9(l) hereof.

         7.4 LIMITATION ON FUNDAMENTAL CHANGES. Enter into any transaction of merger, consolidation, amalgamation or reorganization (including without limitation any election to be taxed as an S Corporation), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or, except for the sale of land, lots and houses from inventory in the ordinary course of business, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or make any material change in the method by which it conducts business, except any Subsidiary of Borrower may be (i) merged, amalgamated or consolidated with or into Borrower or any wholly-owned Subsidiary of Borrower, or (ii) liquidated, wound up or dissolved into, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any wholly-owned Subsidiary of Borrower; provided, however, that, in the case of such a merger, liquidation or consolidation, Borrower or such wholly-owned Subsidiary, as the case may be, shall be the continuing or surviving corporation.

         7.5 LIMITATION ON ACQUISITIONS. Except for the acquisition of land, lots and houses in the ordinary course of business to the extent not otherwise prohibited hereunder, acquire all or any material part of the business or assets of, any Person without the prior written consent of the Required Banks.

         7.6 LIMITATION ON DIVIDENDS. Declare any dividends (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower (any of the foregoing a "STOCKHOLDER PAYMENT"), except so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make Stockholder Payments in an amount that, when added to all other Stockholder Payments permitted by this Agreement, does not exceed the sum of (i) twenty-five percent (25%) of cumulative Consolidated Earnings (taking into account losses, if any) of Borrower subsequent to December 31, 1994 plus (ii) $5,000,000. In determining compliance with the foregoing, Borrower shall be in compliance if, as of the last day of the calendar month immediately preceding the month in which such payment is made, the cumulative payments previously made plus the payments made during the current month would not in the aggregate exceed the amount permitted by the foregoing.

         7.7 LIMITATION ON CERTAIN REAL PROPERTY EXPENDITURES. Purchase or acquire any Eligible Raw Land and Land Under Development by the expenditure of cash, the incurrence of Indebtedness, as a result of Investment in Joint Venture(s), or otherwise, if as a result of such purchase or acquisition the aggregate cost of all the foregoing then owned by Borrower and its Subsidiaries (including their pro rata share of any undeveloped land that constitutes part of an Investment in Joint Venture) shall exceed (a) as to undeveloped land only, $50,000,000; and (b) as to the sum of undeveloped land and land under development, $95,000,000; and, provided further, that the aggregate cost of any individual tract of land acquired by Borrower or any of its Subsidiaries, or their pro rata share of any tract that constitutes part of an Investment in Joint Venture may not exceed $2,000,000 except for land holdings set forth on Exhibit G attached hereto. For purposes of this subsection 7.7, the cost of undeveloped land and land under development shall be determined in accordance with GAAP. Further, for purposes of this subsection 7.7, any tract of land shall cease to be classified as undeveloped land after (i) commencement of the development of such tract into residential lots in good faith and provided the development thereof is completed over a period of not more than one year, or
(ii) such tract is the subject of a valid, noncontingent contract of sale with a person who is not an Affiliate or Subsidiary and who is satisfactory to the Required Banks in their sole discretion, provided the sale contemplated by such contract is to be completed not more than two years after the date of the contract. In the event the development of any tract is discontinued for a period of 60 days or longer or not completed within one year, such tract shall automatically be deemed to be undeveloped land.

         7.8 LIMITATION ON SPECULATIVE HOUSES AND ELIGIBLE MODEL HOUSES. Permit the aggregate cost, as determined in accordance with GAAP on a consolidated basis, of (a) Speculative Houses owned by Borrower and its Subsidiaries to exceed $20,000,000 at any one time outstanding, of which not more than $4,000,000 may consist of attached (including townhouse condominiums and condominiums) single family homes, or (b) Eligible Model Houses owned by Borrower and its Subsidiaries to exceed $30,000,000 at any one time outstanding, of which not more than $3,000,000 may consist of attached (including townhouse condominiums and condominiums) single family homes.

         7.9 LIMITATION ON INVESTMENTS. Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, note, debenture or other security of, or make any other investment in, any Person (all such transactions being herein called "investments"), except:

                  (a) investments in Cash Equivalents;

                  (b) extensions of credit in connection with the sale of land, secured by land sold, which do not exceed in the aggregate $1,000,000 at any one time outstanding and which have a maximum maturity of five years;

                  (c) loans and advances to officers and employees of Borrower or its Subsidiaries, to other Persons in the ordinary course of business or as permitted by the Code of Regulations of Borrower, which do not exceed in the aggregate $500,000 at any one time outstanding;

                  (d) any investments in M/I Financial Corp. or any other Subsidiary created with the consent of the Required Banks hereafter;

                  (e) any Investments in Joint Ventures, the aggregate cost of which, as determined in accordance with GAAP (excluding, however, Borrower's or its Subsidiaries' equity in the undistributed earnings or losses in each such joint venture, whether such joint venture is a general or limited partnership, a limited liability company, a corporation or any other form of business association), does not at any one time outstanding exceed $17,500,000; provided, however, that with respect to each such joint venture, whether such joint venture is a general partnership, a limited partnership, a limited liability company, a corporation or any other form of business association, Borrower shall have at least a 33 1/3% ownership interest in such joint venture and all decisions with respect to the management and control of each such joint venture's business (other than decisions with respect to development of undeveloped land owned by such joint venture) shall require the consent and approval of Borrower; and provided further, however, that no such investment may be made if it causes or results (singly or with other actions or events) in (i) any violation of subsection 7.3 hereof or any other covenant or condition hereof, or (ii) any other Default or Event of Default;

                  (f) first mortgage loans made in the ordinary course of M/I Financial Corp.'s business to natural persons for the purchase of residential real property;

                  (g) second mortgage loans made in the ordinary course of M/I Financial Corp.'s business to natural persons for the purchase of residential real property, provided that such second mortgage loans (i) shall be made only in connection with a specific financing program to natural persons who have a first mortgage loan from M/I Financial Corp. with respect to the same real property, and (ii) shall not in the aggregate exceed $500,000 at any one time outstanding;

                  (h) first mortgage loans made in the ordinary course of M/I Financial Corp.'s business to natural persons for the purpose of refinancing an existing first mortgage loan, provided that the amount of such refinancing mortgage loans shall not exceed $5,000,000 in the aggregate at any one time outstanding;

                  (i) investments by M/I Financial Corp. in the stock of Fannie Mae to the extent required for M/I Financial Corp. to sell mortgages to Fannie Mae, but the amount of such investments in Fannie Mae stock shall in no event exceed $100,000;

                  (j) investments by M/I Financial Corp. in the ordinary course of its business in standard instruments hedging against interest rate risk incurred in the origination and sale of mortgage loans, in each case matching a hedging instrument or instruments to specific mortgages or specific groups of mortgages, but in no event including investments in futures contracts, options contracts or other derivative investment vehicles acquired as independent investments;

                  (k) investments in the Office Building Limited Liability Company specifically for the purpose of constructing, owning and operating the Office Building in an amount not to exceed $1,200,000 in the aggregate;

                  (l) investments in, advances to, and Contingent Obligations related to the obligations of, the M/I Ancillary Businesses in an amount not to exceed $100,000 in the aggregate; and

                  (m) other investments or advances directly related to the Borrower's business, provided that the aggregate amount of such investments and advances shall not at any time exceed $2,000,000.00 in the aggregate.

                  7.10 LIMITATION ON OPERATING LEASES. Enter into or renew any Operating Lease if as a result thereof: (a) the aggregate rentals payable by Borrower and all of its Subsidiaries under all Operating Leases, except for any Operating Lease with respect to the Office Building, would exceed in any period of 12 consecutive months the aggregate amount of $4,200,000; or (b) the term of
(i) any Operating Lease with respect to Eligible Model Houses and furnishings for Eligible Model Houses would exceed three years, and (ii) any other Operating Lease, except for any Operating Lease with respect to the Office Building, would exceed five years, provided that so long as the initial term or any renewal of an Operating Lease included within this clause (b) does not exceed five years or three years, as appropriate, the aggregate of the initial term and all renewals of such Operating Lease may exceed five years or three years, as appropriate, if any right of renewal is solely at the option of the Borrower or its Subsidiaries; or (c) the aggregate rentals payable by Borrower and all of its Subsidiaries under all Operating Leases with respect to the Office Building would exceed, for the periods set forth below, the amounts that correspond to such periods, as set forth below:

                                                               Aggregate Rentals
    Year of the Operating Lease                                  Per Lease Year
    ---------------------------                                -----------------
Beginning with Lease Year 1                                       $1,131,576.00
Through and including Lease Year 5

Beginning with Lease Year 6                                       $1,217,693.00
Through and including Lease Year 10

Beginning with Lease Year 11                                      $1,275,104.00
Through and including Lease Year 15

Beginning with Lease Year 16                                      $1,303,810.00
Through and including Lease Year 20


         7.11 TRANSACTIONS WITH AFFILIATES AND OFFICERS.

                  (a) Except for (i) any consulting agreements or employment agreements to which Borrower is a party and which were in effect as of March 1, 1994, (ii) any agreements entered into in connection with the construction of the Office Building by the Office Building Limited Liability Company and/or with Borrower's leasehold improvements to, the Office Building, and (iii) compensation arrangements in the ordinary course of business with the officers, directors, and employees of Borrower and its Subsidiaries, enter into any transaction, including without limitation the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any officer or director thereof, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or an officer or director thereof, except any transaction or contract which is in the ordinary course of Borrower's or any of its Subsidiaries' business and which is upon fair and reasonable terms no less favorable to Borrower or its Subsidiaries than it would obtain in a comparable arm's length transaction with a Person not an Affiliate;

                  (b) make any advance or loan to any Affiliate or any director or officer thereof or of Borrower or to any trust of which any of the foregoing is a beneficiary, or to any Person on the guarantee of any of the foregoing, except as expressly permitted by subsection 7.9(c) hereof; or

                  (c) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any officer or director thereof, except as may be permitted in accordance with clauses (a) and (b) of this subsection 7.11, and except as may be required pursuant to the Melvin and Irving Schottenstein Family Agreement dated October 11, 1993, in connection with certain registration rights of certain shareholders.

         7.12 SALE AND LEASEBACK. Enter into any arrangement with any Person providing for the leasing by Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or any of its Subsidiaries; provided, however, that such arrangements shall be permitted with respect to Eligible Model Houses, so long as any such arrangement with respect to Eligible Model Houses does not result in: (a) the creation of a lease which is required to be capitalized in accordance with GAAP; (b) the initial term of such arrangement plus any options or renewals exercisable by lessor or lessee exceeding three years; or (c) the violation of any term, condition or covenant hereof, including without limitation subsection 7.10 hereof.


         7.13 LIMITATION ON PAYMENTS OF SUBORDINATED INDEBTEDNESS AND MODIFICATION OF SUBORDINATION AGREEMENTS.

         Without the prior written consent of the Required Banks,

                  (a) repay, prepay, purchase, redeem, or otherwise acquire any of its Subordinated Indebtedness; or

                  (b) make any other payments, including without limitation payment of interest, on any Subordinated Indebtedness if an Event of Default exists or if such payment would cause an Event of Default to occur; or

                  (c) permit the modification, waiver or amendment of any of the terms of any Subordinated Indebtedness; or

                  (d) permit (whether or not within the control of Borrower or any of its Subsidiaries) the modification, waiver, or amendment of, or release of any parties to, any subordination agreement with respect to any Subordinated Indebtedness;

provided, however, nothing contained in this subsection 7.13 shall prevent Borrower from making regularly scheduled payments (including sinking fund payments) on any Subordinated Indebtedness if no Event of Default exists and the payment would not cause an Event of Default to occur. With respect to the Subordinated Indebtedness pursuant to the Note Purchase Agreement, dated as of September 30, 1996 (the "Bank of Boston Subordinated Indebtedness"), between the Borrower and The First National Bank of Boston, in its capacity as note purchaser, and any subsequent purchasers or assignees (the "Note Purchaser"), "regularly scheduled payments" shall mean only (i) the $500,000.00 commitment fee, (ii) quarterly interest payments, (iii) the $250,000.00 extension fee if the Borrower exercises its option to extend the maturity date of the Note Purchase Agreement which is December 15, 2001 (iv) the three mandatory prepayments of $2,500,000.00 each if the Borrower elects to extend the maturity date from December 15, 2001 to December 15, 2003 pursuant to Section 3.2 of the Note Purchase Agreement and (v) the payment of principal at the maturity date which is December 15, 2001 or, if extended pursuant to Section 3.2 of the Note Purchase Agreement, December 15, 2003.

                  The parties hereby agree that the addition of the definition of "regularly scheduled payments" set forth herein is intended to clarify what payments of Subordinated Indebtedness pursuant to the Bank of Boston Subordinated Indebtedness constitute "regularly scheduled payments" and that none of the amendments to this subsection 7.13 are intended to modify the rights and obligations of the Note Purchaser and the Borrower, or the rights of the Banks and the Agent, pursuant to or arising out of the Bank of Boston Subordinated Indebtedness; provided that nothing herein shall be construed to be a consent by the Banks (in their capacity as Banks under this Agreement) and the Agent to any payment of any Subordinated Indebtedness that is prohibited by this Agreement.

                  7.14 SALE OF SUBSIDIARY SECURITIES. Sell any security, debt or equity of any Subsidiary, or permit any Subsidiary to sell or issue any security, debt or equity to any Person other than Borrower or any Bank; provided, however, Borrower may sell through M/I Financial Corp. mortgage loans on a non-recourse basis, subject to Mortgage Loan Repurchase Obligations; provided further, however, that this subsection 7.14 shall not prohibit Indebtedness of any Subsidiary permitted under subsection 7.1 hereof.

                  7.15 CONSTRUCTION ON REAL PROPERTY NOT OWNED. Make investments in construction on real property that is not then owned by Borrower; provided, however, that Borrower may make investments in construction on such real property if the contract price for the land plus the cost of investment in construction with respect to all such real property does not in the aggregate exceed $500,000 at any one time outstanding.

                  7.16 LIMITATION ON SUBSIDIARIES. Create any Subsidiaries, other than the Office Building Limited Liability Company (to the extent, if any, that the Office Building Limited Liability Company is considered a Subsidiary), without the prior written consent of the Required Banks.

                  7.17 LIMITATION ON LOCATION OF ATTACHED HOUSES. Construct or make investments in construction of any attached (including townhouse condominiums and condominiums) single family houses in any area outside of the Washington, D.C. Market.

                  7.18 LIMITATION ON RENTAL HOUSES. Permit investments in Rental Houses, determined in accordance with GAAP, to exceed $500,000 in aggregate at any time.

                  7.19 LIMITATION ON INVESTMENTS IN COMMERCIAL REAL ESTATE. Permit investments (including investments attributed to Borrower's pro rata share of land owned by partnerships in which Borrower is a general or limited partner or by limited liability companies of which Borrower is a member) in commercial real estate (including raw land, land under development and commercial Developed Lots), determined in accordance with GAAP, to exceed $1,500,000 in the aggregate at any one time outstanding; provided, however, that any investments permitted by subsection 7.9(k) hereof shall not be included in the $1,500,000 investment limitation of this subsection 7.19.

                  7.20 LIMITATION ON UNCOMMITTED LAND. Permit the ratio of (a) Uncommitted Land to (b) the sum of Borrower's (i) Shareholders Equity, and (ii) Subordinated Indebtedness to exceed at any one time: (A) from the date hereof through and including December 31, 1997, 1.30 to 1.0; and (B) from January 1, 1998 and thereafter, 1.25 to 1.0.

                  7.21 LIMITATION ON NEGATIVE PLEDGES. Enter into any agreement other than this Agreement which prohibits or limits the ability of Borrower, any of its Subsidiaries or any of the M/I Ancillary Businesses that are wholly-owned by the Borrower or by any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

                  7.22 LIMITATION ON STANDBY L/CS. Have drawn and undrawn Standby L/Cs outstanding at any time in an amount in excess of the amounts permitted at such time by subsection 2.12 hereof for (a) Standby L/Cs, including those issued for the purpose of satisfying bonding requirements, and (b) Standby L/Cs, exclusive of those issued for the purpose of satisfying bonding requirements, respectively.

                  7.23 HNB JOINT VENTURES LETTER OF CREDIT AGREEMENT. Modify or amend the HNB Joint Ventures Letter of Credit Agreement in any way without the written consent of the Required Banks.

                          SECTION 8. OPTIONAL SECURITY

                  Notwithstanding any other provision of this Agreement, from time to time if Agent requests and Borrower consents, Borrower may grant to Agent, for the pro rata benefit of Banks, mortgages on specific parcels of real property owned by Borrower in the State of Indiana, each securing Borrower's Indebtedness to Banks hereunder. Unless an Event of Default has occurred and is continuing, each such mortgage shall be released by Agent upon Borrower's sale of the subject real property, without the requirement of any payment to Agent (other than reimbursement of costs incurred) or the consent of any Banks. If an Event of Default that has not been waived by all Banks has occurred and is continuing, Agent shall release any such mortgage(s) only upon (a) payment to Agent for the pro rata benefit of Banks (in accordance with the pro rata distribution as described in Section 9 hereof with respect to distribution of Proceeds after Default) of the amount secured by such mortgage(s) and (b) the consent of all Banks.

             SECTION 9. DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF
                        PROCEEDS AFTER EVENT OF DEFAULT

                  Upon the occurrence of any of the following events:

                  (1) Borrower shall fail to pay any principal of any Note or make any reimbursement (including payment of Reimbursement Obligations) in connection with any Standby L/C when due in accordance with the terms thereof; or

                  (2) Borrower shall fail to pay (a) any interest on any Note or in connection with any Standby L/C, or (b) any fee, charge or other amount payable hereunder, within three days after Agent or any Bank notifies Borrower that such interest, fee or amount has become due in accordance with the terms thereof or hereof and has not been paid; or Borrower shall fail to comply with the provisions of any one or more of subsections 6.4, 6.5, 7.4, 7.5, 7.10, 7.12, 7.13, 7.14, 7.16, 7.17, 7.21, 7.22 or the limitations set forth in 7.9(j)
hereof; or

                  (3) any representation or warranty made or deemed made by Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                  (4) Borrower shall default in the observance or performance of any covenant or agreement contained in (a) subsection 6.3 hereof and such default remains uncured for five days (notice to Borrower from Agent or any Bank of such default is not required), (b) subsections 6.2(c), 6.2(d), 6.6, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.9 (other than failure to comply with the limitations of 7.9(j)), 7.11, 7.15, 7.18, 7.19 or 7.20 hereof and such default remains uncured ten days after Agent or any Bank notifies Borrower that such default has occurred, (c) subsection 6.9 hereof and such default remains uncured for ten days after Agent or any Bank notifies Borrower that such default has occurred, provided, that for any default under subsection 6.9 for which cure cannot reasonably be accomplished within ten days, if cure is commenced within such ten-day period, Borrower may have an additional period of up to 30 days after notice to cure such default before it is an Event of Default, (d) any one or more of subsections 6.1(b), 6.2(a) or 6.2(b) hereof and such default remains uncured 15 days after Agent or any Bank notifies Borrower that such default has occurred, or (e) any other provision of this Agreement (including without limitation subsections 6.1(a), 6.2(e), 6.7 and 6.8 hereof) which default shall remain uncured 30 days after Agent or any Bank notifies Borrower that such a default has occurred, which notice shall specify the nature of the default; or

                  (5) (a) Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
(ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (6) Borrower shall (a) default in any payment of principal of or interest on any Indebtedness (other than the Notes and Reimbursement Obligations) or in the payment of any Contingent Obligation, the aggregate principal amount then outstanding of which exceeds $500,000.00, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created, or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; provided, however, that it shall not constitute a Default or Event of Default if
(x) Borrower defaults on Indebtedness secured by a mortgage on real estate if such Indebtedness is by its terms exculpatory, i.e., non-recourse to Borrower and its Subsidiaries, or (y) a draw is made on a standby letter of credit or payment is made on a performance bond, so long as any reimbursement obligation of Borrower with respect to such letter of credit or performance bond is made within the time required by the document creating the reimbursement obligation; or

                  (7) (a) any party in interest (as defined in Section 3(14) of ERISA) affiliated with Borrower or any of its

Subsidiaries shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for 30 days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for 30 days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or of Borrower and its Subsidiaries taken as a whole; or

                  (8) one or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance) of $500,000.00 or more and all such judgments or decrees in excess of $500,000.00 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (9) any Person or group of related Persons (other than Irving
E. Schottenstein and the estate of Melvin L. Schottenstein and the immediate families of Irving E. Schottenstein and Melvin L. Schottenstein or trusts for the benefit of their respective children and grandchildren) owns or controls more than twenty-five percent (25%) of the outstanding voting capital stock of Borrower; or

                  (10) any subordination agreement that evidences any Subordinated Indebtedness (i) ceases to be the legal, valid and binding agreement of any Person party thereto, enforceable against such Person in accordance with its terms or a payment is made by Borrower in violation of any provision thereof, or (ii) shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way ceases to fully subordinate all of Borrower's indebtedness and other liabilities to Banks and Agent under this Agreement and the Notes and to Borrower's obligations, if any, as a guarantor or otherwise of the indebtedness and other liabilities of M/I Financial Corp. (including without limitation the obligations with respect to the M/I Financial Corp. Loan Agreement);

then, and in any such event, (a) if such event is an Event of Default specified in paragraph (5) above, the Commitment, if still outstanding, shall automatically and immediately terminate and the full amount of all outstanding Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and/or the Notes shall immediately become due and payable, (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Banks Agent may, or upon the request of the Required Banks Agent shall, by notice to Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate and Agent shall have the rights set forth in subsection 2.13(b) hereof with respect to the Standby L/Cs upon the termination of the Commitment; and (ii) with the consent of the Required Banks Agent may, or upon the request of the Required Banks Agent shall, by notice of default to Borrower, declare the full amount of all outstanding Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (c) if such event is any payment Event of Default, then, in addition to the rights given to Agent in clause (b), each Bank may, by notice of default to Borrower and each other Bank, declare the full amount of all of the obligations owing by Borrower to such Bank pursuant to the Revolving Credit Loans (with accrued interest thereon) and all other amounts owing to such Bank under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Additionally, Agent and each Bank may exercise any and all other rights and remedies available to Agent and each Bank at law or in equity to the extent not inconsistent with the rights specifically granted to Agent and each Bank hereunder.

                  Notwithstanding any provisions concerning distribution of payments to the contrary in this Agreement, so long as any Event of Default exists that has not been waived by all Banks, each Bank shall share in any payments or proceeds, including proceeds of any collateral, received by Agent or any Bank (including without limitation proceeds received by HNB with respect to Guaranteed HNB Joint Ventures Letters of Credit) made or received at any time from and after any Event of Default

("PROCEEDS AFTER DEFAULT") in an amount equal to the Proceeds after Default multiplied by such Bank's Total Commitment Percentage as set forth on Schedule 1 hereto as such Schedule may be amended from time to time; provided, however, if any one or more of the Bank(s) has not made any funding when required hereunder, the distribution of Proceeds after Default shall be adjusted so that each Bank shall receive Proceeds after Default in an amount equal to (a) the Proceeds after Default multiplied by (b) the percentage (rounded to five decimal places) of the total amount outstanding funded by all Banks that such Bank has actually funded (including the amount of such Bank's participation in outstanding Standby L/Cs). If necessary, Agent and each Bank shall use the adjustments procedure set forth in subsection 11.8(a) hereof to make the appropriate distributions to Banks as set forth in this paragraph of this Section 9.

                              SECTION 10. THE AGENT

                  10.1 APPOINTMENT. Each Bank hereby irrevocably designates and appoints Bank One, Columbus, N.A. as Agent of such Bank under this Agreement and each of the Notes and the Guaranties, and each Bank hereby irrevocably authorizes Bank One, Columbus, N.A., as Agent for such Bank, to take such action on its behalf under the provisions of this Agreement, the Notes and the Guaranties and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, the Notes and the Guaranties, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any Note or Guaranty, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Note or Guaranty or otherwise exist against Agent.

                  10.2 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  10.3 EXCULPATORY PROVISIONS. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Note or Guaranty (except for its or such Person's own gross negligence or willful misconduct) or
(ii)
responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by Borrower or any of Borrower's Subsidiaries or any officer thereof contained in this Agreement or any Note or Guaranty or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any Note or Guaranty or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the Guaranties, or for any failure of Borrower or any of Borrower's Subsidiaries to perform its obligations hereunder or thereunder. Agent shall be under no obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Notes, or the Guaranties, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries.

                  10.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, Guaranty, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower or any of Borrower's Subsidiaries), independent accountants and other experts selected by Agent. Agent may deem and treat the payee of any Note as the owner thereof for all purposes. Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Notes or the Guaranties unless it shall first receive such advice or concurrence of the Required Banks or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Banks, all Banks as it deems appropriate or it shall first be indemnified to its satisfaction by all Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the Guaranties in accordance with a request of the Required Banks or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Banks, all Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Banks and all future holders of the Notes.

                  10.5 NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Agent has received notice from any Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a

"notice of default". If Agent receives such a notice, Agent shall give notice thereof to Banks. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Banks, all Banks; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of Banks.

                  10.6 NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and Borrower's Subsidiaries shall be deemed to constitute any representation or warranty by Agent to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and Borrower's Subsidiaries and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the Guaranties, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and Borrower's Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by Agent hereunder, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any of Borrower's Subsidiaries which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  10.7 INDEMNIFICATION. Each Bank agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and any of Borrower's Subsidiaries and without limiting the obligation of Borrower and Borrower's Subsidiaries to do so), ratably according to the respective amounts of its original (a) Revolving Credit Loan Commitment Percentage, in the case of Revolving Credit Loans, and (b) L/C Commitment Percentage, in the case of Standby L/Cs, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, the Notes, the Guaranties or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                  10.8 BANK ONE IN ITS INDIVIDUAL CAPACITY. Bank One and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any of Borrower's Subsidiaries as though Bank One were not the Agent hereunder. With respect to its loans made or renewed by it and any Note issued to it and with respect to any Standby L/C issued by it either as Bank One or Agent, Bank One shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include Bank One in its individual capacity.

                  10.9 SUCCESSOR AGENT. Agent may resign as agent upon 30 days' notice to the Banks. If Agent shall resign as agent under this Agreement, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, whereupon such successor agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                            SECTION 11. MISCELLANEOUS

                  11.1 AMENDMENTS AND WAIVERS. Agent and Borrower may, from time to time, with the written consent of the Required Banks, enter into written amendments, supplements or modifications for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of Banks or Borrower hereunder or thereunder, and with the consent of the Required Banks, Agent on behalf of Banks may execute and deliver to Borrower a written instrument waiving, on such terms and conditions as Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall extend the final maturity of any Note, or reduce the rate or extend the time of payment of interest or fees thereon or reduce the principal amount thereof, or change the amount or terms of any Bank's Revolving Credit Loan or L/C Commitment Percentage, or change the Borrowing Base, or amend, modify, change any provision of the Guaranties, or release any Guaranties, or amend, modify or change any provision of this subsection, or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or consent to the modification or termination of any subordination agreement or provisions that evidence Subordinated Indebtedness, or consent to the release of any collateral (except as provided in Section 8 hereof with respect to collateral that is the subject of a mortgage in the State of Indiana), or amend, modify or change any other provision of this Agreement that requires the consent of all Banks, in each case without the written consent of all Banks. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Agent and each Bank, and all future holders of the Notes. In the case of any waiver, Borrower, Agent and each Bank shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                  11.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy or other electronic facsimile and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States mail, Registered or Certified, Return Receipt Requested, postage prepaid, or, in the case of telecopy or other electronic facsimile notice, when receipt confirmed by sender's electronic facsimile machine, addressed as follows in the case of Borrower, Agent and each Bank, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of any Note:

        Borrower:                        M/I Schottenstein Homes, Inc.

                                            3 Easton Oval
                                            Columbus, Ohio  43219
                                            Attention:  Irving E. Schottenstein
                                            With a copy to:  Phillip G. Creek
                                            Facsimile: (614) 418-8080

With a copy to:            Paul S. Coppel, Esq.
                           M/I Schottenstein Homes, Inc.
                           3 Easton Oval
                           Columbus, Ohio  43219
                           Facsimile: (614) 418-8030

Agent and/or
 Bank One:                 Bank One, Columbus, N.A.
                           100 East Broad Street
                           7th Floor
                           Columbus, Ohio  43271
                           Attention: Thomas D. Igoe
                           Facsimile: (614) 248-5518

HNB:                       The Huntington National Bank
                           41 South High Street
                           8th Floor
                           Columbus, Ohio 43287
                           Attention:  James R. Willet
                           Facsimile: (614) 480-3066

First Chicago:             The First National Bank of Chicago
                           One First National Plaza
                           Mail Suite 0315
                           Chicago, Illinois  60670
                           Attention:  Gregory A. Gilbert
                           Facsimile:  (312) 732-1117

NCB:                       National City Bank of Columbus
                           155 East Broad Street
                           3rd Floor
                           Columbus, Ohio 43251
                           Attention:  Ralph A. Kaparos
                           Facsimile:  (614) 463-6770

BOB:                       The First National Bank of Boston
                           115 Perimeter Center Place
                           Suite 500
                           Atlanta, Georgia 30346
                           Attention: Kevin C. Hake
                           Facsimile: (770) 390-8434

Fifth Third:                The Fifth Third Bank of Columbus
                            21 East State Street
                            Columbus, Ohio  43215
                            Attention: Mark E. Ransom
                            Facsimile: (614) 341-2606

                  11.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and, except for rights the exercise of which require consent of the Required Banks or all Banks, as appropriate, under this Agreement, not exclusive of any rights, remedies, powers and privileges provided by law.

                  11.4     PARTICIPANTS.

                  (a) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("PARTICIPANTS") participating interests in any Revolving Credit Loan owing to such Bank, any Note held by such Bank, any interest (including any Reimbursement Obligation) in any Standby L/C with respect to such Bank, any Revolving Credit Loan Commitment of such Bank, or any other interest of such Bank hereunder; provided, however, that upon the sale of any participating interest the selling Bank shall provide promptly to Borrower and Agent notice of such sale; and provided further, however, that no Participant's consent shall be required to approve any amendments, waivers or other modifications of this Agreement or of any document contemplated by this Agreement, and no participation agreement shall provide any Participant with such rights. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and such Bank shall remain the holder of any such Note for all purposes under this Agreement, and, except as provided in the immediately following sentence, Borrower, the other Banks, and Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. However, any Participant that is an affiliate of any Bank shall have the right to deal directly with any other Bank and Borrower with respect to any matter that is the subject of this Agreement, and Banks and Borrower agree to deal directly with such affiliate Participant(s); provided, however, that each Bank needs to deal only with other Banks (and not such other Banks' affiliate Participant(s)), in those matters in which the consent of any one or more Banks is required. The rights set forth in the immediately preceding sentence shall apply only to Participants that are affiliates of any Bank, and such rights do not apply to any Participants that are not affiliates of any Bank. Borrower agrees that if amounts outstanding under this Agreement or the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default or an Event of Default, each Participant shall be deemed to have the right of set-off provided to Banks in this Agreement in respect of its participating interest in amounts owing under this Agreement or any Note or Reimbursement Obligation to the same extent as if the amount of its participating interests were owing directly to it as a Bank under this Agreement, any Note or any Standby L/C or participation in any Standby L/C.

                  (b) Borrower authorizes each Bank and Agent to disclose to any Participant and any prospective Participant any and all financial information in such Bank's or Agent's possession concerning Borrower and any of Borrower's Subsidiaries which has been delivered to such Bank or Agent by Borrower or Borrower's Subsidiaries pursuant to this Agreement or which has been delivered to such Bank or Agent by Borrower or Borrower's Subsidiaries in connection with such Bank's or Agent's credit evaluation of Borrower and Borrower's Subsidiaries prior to entering into this Agreement. Any Participant or prospective Participant shall be subject to the confidentiality provisions of this Agreement.

                  (c) Other than the sale of participating interests as described in this subsection 11.4, no Bank may sell or assign its rights and interests under this Agreement without the written consent of each Bank and Borrower, provided that after the occurrence of a Default or an Event of Default that has not been waived by all Banks, Borrower's consent to such sale or assignment shall not be required.

                  11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and shall remain in full force and effect until this Agreement is terminated, all Standby L/Cs are cancelled or are fully collateralized with cash in a manner satisfactory to Agent and all indebtedness (including Reimbursement Obligations with respect to Standby L/Cs that are not fully collateralized with cash) created or evidenced by this Agreement and/or each Note is paid in full.

                  11.6  PAYMENT OF EXPENSES AND TAXES.  Borrower agrees:

                  (a) to pay or reimburse Agent and each Bank for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes, the Guaranties, the Standby L/Cs and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation the reasonable fees and disbursements of counsel to Agent and each Bank; and

                  (b) to pay or reimburse Agent and each Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the Guaranties, the Standby L/Cs and any such other documents, including without limitation the reasonable fees and disbursements of counsel to Agent and each Bank.

                  11.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and each Bank, all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks, which consent may be withheld by any Bank in its sole discretion.

                  11.8     ADJUSTMENTS; SET-OFF.

                  (a) If any Bank (a "BENEFITTED BANK") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph (5) of Section 9 hereof, or otherwise) in a greater proportion than any such payment to any other Bank in respect of such other Bank's Loans or Reimbursement Obligations owing to it, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans or Reimbursement Obligations owing to it, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Bank so purchasing a portion of another Bank's Loans or Reimbursement Obligations owing to it may exercise all rights of payment

(including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

                  (b) In addition to those rights and remedies of each Bank provided by law, subject to the terms and conditions of this Agreement, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Bank shall have the right, without prior notice to Borrower or its Subsidiaries, any such notice being expressly waived by Borrower and its Subsidiaries to the extent permitted by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower to such Bank, any amount held by or owing from such Bank to or for the credit or the account of Borrower or its Subsidiaries at, or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of set-off may be exercised by each Bank against Borrower and its Subsidiaries or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of Borrower and its Subsidiaries, or against anyone else claiming through or against Borrower and its Subsidiaries or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Bank prior to the making, filing or issuance of, or service upon such Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Bank agrees promptly to notify Borrower and, if set-off is made against Borrower's Subsidiaries, its Subsidiaries after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                  11.9 WAIVER OF JURY TRIAL. AGENT, EACH BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THE AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NONE OF AGENT, ANY BANK OR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF

AGENT, ANY BANK OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

                  11.10 CONFIDENTIALITY. Agent and each Bank shall hold all confidential information obtained pursuant to the requirements of the Agreement which has been identified as such by Borrower in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with the Agreement or as reasonably required by any bona fide Participant or prospective Participant in connection with any contemplated participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process. Without limiting the foregoing, it is expressly understood that such confidential information which, at the time of disclosure is in the public domain or which, after disclosure, other than disclosure by Agent or any Bank, becomes part of the public domain or information which is obtained by Agent or any Bank prior to the time of disclosure and identification by Borrower under this subsection, or information received by Agent or any Bank from a third party shall not be subject to the confidentiality requirements of this subsection
11.10. Nothing in this subsection or otherwise shall prohibit Agent or any Bank from disclosing any confidential information to any other Bank in connection with the Loans contemplated by this Agreement or render it liable in connection with any such disclosure.

                  11.11 COUNTERPARTS; EFFECTIVE DATE. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective upon the receipt by Agent and each Bank of executed counterparts of this Agreement by each of the parties hereto.

                  11.12 GOVERNING LAW. This Agreement, the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the local laws of the State of Ohio.

                  11.13 HEADINGS. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

M/I SCHOTTENSTEIN HOMES, INC.

By_________________________________
  Irving E. Schottenstein
  Title:  Chairman and Chief Executive Officer

BANK ONE, COLUMBUS, N.A.,
as Agent and as a Bank

By_________________________________
  Thomas D. Igoe
  Title:  Senior Vice President

THE HUNTINGTON NATIONAL BANK

By_________________________________
  James R. Willet
  Title: Assistant Vice President

THE FIRST NATIONAL BANK OF CHICAGO

By_________________________________

  _________________________________

  Title: __________________________

NATIONAL CITY BANK OF COLUMBUS

By_________________________________
  Ralph A. Kaparos
  Title:  Senior Vice President

THE FIRST NATIONAL BANK OF BOSTON

By_________________________________
  Kevin C. Hake
  Title: Director

THE FIFTH THIRD BANK OF COLUMBUS

By__________________________________

  Print:____________________________

  Title:____________________________